Exhibit 4.10

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXECUTION VERSION

Atlantica Yield plc
and certain of its subsidiaries

Senior Secured Floating Rate Series 1 Notes due 2022

Senior Secured Floating Rate Series 2 Notes due 2023

Senior Secured Floating Rate Series 3 Notes due 2024

Note Issuance Facility Agreement

Dated February 10, 2017

Table of Contents

		Page
Article 1
Authorization of Notes; Interest

Section 1.1.	Authorization of Notes	1
Section 1.2.	Interest	1

Article 2
Sale and Purchase of Notes

Article 3
Purchase Dates

Article 4
Conditions to Closing

Section 4.1.	First Purchase Date	5
Section 4.2.	Second Purchase Date	9
Article 5
Fees

Section 5.1.	Upfront Fee	11
Section 5.2.	Commitment Fee	11
Section 5.3.	Deal Away Fee	11
Section 5.4.	Agent Fee Letter.	11
Section 5.5.	Fees Generally	11

Article 6
Representations and Warranties of the Notes Parties

Section 6.1.	Existence, Qualification and Power	11
Section 6.2.	Authorization; No Contravention	12
Section 6.3.	Governmental Authorization; Other Consents	12
Section 6.4.	Binding Effect	12
Section 6.5.	Financial Statements; No Material Adverse Effect	13
Section 6.6.	Litigation	13
Section 6.7.	No Default	14
Section 6.8.	Ownership of Property; Liens; Investments	14
Section 6.9.	Environmental Compliance	14
Section 6.10.	Insurance	15
Section 6.11.	Taxes	15
Section 6.12.	ERISA Compliance	15
Section 6.13.	Subsidiaries; Equity Interests; Note Parties	16
Section 6.14.	Margin Regulations; Investment Company Act	17

i

Section 12.7.	Non-Reliance on the Agent and Other Purchasers	65
Section 12.8.	[Reserved]	65
Section 12.9.	Collateral and Guaranty Matters	65
Section 12.10.	Financial Services and Markets Act	66
Section 12.11.	Parallel Debt	66
Section 12.12.	Agent’s Management Time.	67

Article 13
Tax Indemnification; FATCA

Article 14
Registration; Exchange; Substitution of Notes

Section 14.1.	Registration of Notes	70
Section 14.2.	Transfer of the Notes	70
Section 14.3.	Registration of Transfer and Exchange of Notes	71
Section 14.4.	Replacement of Notes	72
Section 14.5.	Regulation S Transfer Restrictions	72
Section 14.6.	Company Undertakings	72

Article 15
Payments on Notes

Section 15.1.	Agent to Hold Money	73
Section 15.2.	Principal, Maturity and Interest and Payment of Notes	73

Article 16
Expenses, Etc

Section 16.1.	Expenses; Indemnity; Damage Waiver	74
Section 16.2.	Certain Taxes	76
Section 16.3.	Survival	78

Article 17
Survival of Representations and Warranties; Entire Agreement

Article 18
Amendment and Waiver

Section 18.1.	Requirements	78
Section 18.2.	Amendments by the Company and the Agent	79
Section 18.3.	Solicitation of Holders of Notes	79
Section 18.4.	Binding Effect, Etc	80
Section 18.5.	Notes Held by Company, Etc	80
Section 18.6.	Most Favored Creditor	80
Section 18.7.	Amendment of Collateral Documents.	81

v

Schedules

Schedule A	—	Defined Terms
Schedule 1	—	Form of Senior Secured Floating Rate Note
Schedule 6.3	—	Certain Authorizations
Schedule 6.5	—	Supplement to Interim Financial Statements
Schedule 6.8(b)	—	Existing Liens
Schedule 6.8(c)	—	Existing Investments
Schedule 6.13	—	Subsidiaries and Other Equity Investments; Loan Parties
Schedule 10.2	—	Existing Indebtedness
Schedule 19	—	Agent’s Office; Certain Addresses for Notices
Purchaser Schedule	—	Information Relating to Purchasers

Exhibits

Exhibit A	—	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York
Exhibit B	—	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, United Kingdom
Exhibit C	—	Form of Opinion of Santamarina y Steta, S.C., Mexico
Exhibit D	—	Form of Opinion of Miranda & Amado Abogados, Peru
Exhibit E	—	Form of Opinion of J&A Garrigues, S.L.P., Spain
Exhibit F1	—	Form of Opinion of Bowman Gilfillan Inc., South Africa
Exhibit F2	—	Form of Opinion of Werksmans Attorneys, South Africa
Exhibit G	—	Form of Solvency Certificate
Exhibit H	—	Form of ACT Waiver
Exhibit I	—	Form of Amendment to Intercreditor Agreement
Exhibit J	—	Form of Compliance Certificate
Exhibit K	—	Form of Guarantor Accession Agreement
Exhibit L	—	Form of Mexican Amendment to Pledge Agreement
Exhibit M	—	Form of Peruvian Amendment to Pledge Agreement
Exhibit N	—	Form of Purchase Request
Exhibit O	—	Form of South Africa Confirmation
Exhibit P	—	Form of Spanish Extension Pledge Agreement
Exhibit Q	—	Form of Tranche B Pay-Off Letter
Exhibit R	—	Form of US Amendment to Pledge Agreement

ATLANTICA YIELD PLC

February 10, 2017

To Each of the Purchasers Listed in

the Purchaser Schedule Hereto:

Ladies and Gentlemen:

Atlantica Yield plc, a company incorporated in England and Wales with company number 08818211 (the “Company”) and each of the Guarantors (as defined herein), agrees with each of the Purchasers as follows:

ARTICLE 1
Authorization of Notes; Interest.

Section 1.1.               Authorization of Notes.  The Company will authorize the issue and sale of up to:

(a)	€92,000,000 aggregate principal amount of its Series 1 Senior Secured Floating Rate Notes due 2022 (the “Series 1 Notes”);

(b)	€91,500,000 aggregate principal amount of its Series 2 Senior Secured Floating Rate Notes due 2023 (the “Series 2 Notes”); and

(c)	€91,500,000 aggregate principal amount of its Series 3 Senior Secured Floating Rate Notes due 2024 (the “Series 3 Notes” and, together with the Series 1 Notes and the Series 2 Notes, the “Notes”).

The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.5 shall govern.

Section 1.2.               Interest.

(a)               Subject to Section 1.2(f), interest on the Notes will accrue at a rate per annum (the “Applicable Rate”), reset on each Interest Period, equal to the sum of (i) EURIBOR plus (ii) 4.90%, as determined by the Agent. Interest on the Notes will be payable in cash quarterly in arrears on each Interest Payment Date. The Company will make each interest payment to the holders of record on each Interest Payment Date.

(b)               The Agent shall, as soon as practicable after 11:00 a.m. (London time) on each Determination Date, determine the Applicable Rate and calculate the aggregate amount of interest payable in respect of the following Interest Period (the “Interest Amount”). The Interest Amount shall be calculated by applying the Applicable Rate to the principal amount of each Note outstanding at the commencement of the Interest Period, multiplying each such amount by the actual amounts of days in the Interest Period concerned divided by 360. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point being rounded upwards. The determination of the Applicable Rate and the Interest Amount by the Agent shall, in the absence of gross negligence, willful misconduct or manifest error, be final and binding on all parties. In no event will the rate of interest on the Notes be higher than the maximum rate permitted by applicable Law, provided, however, that the Agent shall not be responsible for verifying that the rate of interest on the Notes is permitted under any applicable Law.

(c)               The Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Agent in determining the interest rate for each Interest Period.

(d)               For purposes of this Section 1.2, the following definitions shall apply:

(i)            “Determination Date” with respect to an Interest Period, means the day that is two TARGET Settlement Days preceding the first day of such Interest Period.

(ii)           “EURIBOR” means, with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in euro for a three-month period beginning on the day that is two TARGET Settlement Days after the Determination Date that appears on the applicable Bloomberg screen as of 11:00 a.m. London time, on the Determination Date. If Bloomberg does not provide such a rate or such rate is unavailable on a Determination Date, the Agent will request the principal London office of each of four major banks in the euro zone inter-bank market, as selected by the Agent, to provide such bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the euro zone inter-bank market for deposits in a Representative Amount in euro for a three-month period beginning on the day that is two TARGET Settlement Days after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Agent will request each of three major banks in London, as selected by the Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, for loans in a Representative Amount in euro to leading European banks for a three-month period beginning on the day that is two TARGET Settlement Days after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period. Notwithstanding anything in this Agreement to the contrary, at no time shall EURIBOR be calculated to be less than 0%.

(iii)          “Representative Amount” means the greater of (i) €1,000,000 and (ii) an amount that is representative for a single transaction in the relevant market at the relevant time.

(iv)          “TARGET Settlement Day” means any day on which the Trans European Automated Real Time Gross Settlement Express Transfer (TARGET) System is open.

(e)               Default Rate.

(i)            If any amount of principal of any Note, any interest in respect of any Note, or any other amount payable hereunder or under any other Note Document, including any Make-Whole Amount and premium, payable by the Company is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such unpaid amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f)                Applicable Rate.

The Applicable Rate shall be increased by 1% per annum from the date that is three (3) months after the First Purchase Date until the date on which the Agent receives an original or telecopy or “pdf” or similar electronic copy (followed promptly by the original) of the ACT Waiver.

ARTICLE 2
Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Purchase Dates provided for in Article 3, Notes in the aggregate principal amount not to exceed such Purchaser’s Commitment at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

ARTICLE 3
Purchase Dates.

(a)               Each sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Davis Polk & Wardwell London LLP, 5 Aldermanbury Square, London, EC2V 7HR, at 08:00 a.m., London time, at a closing on the date corresponding to the First Purchase Date (the “First Closing”) and on the date corresponding to the Second Purchase Date (the “Second Closing”).

(b)              The First Closing shall take place on the date that is fifteen (15) Business Days (or such other period of time as may be agreed by the Purchasers and the Company) following the delivery of the Purchase Request in accordance with paragraph (c) below (such date, the “First Purchase Date”) or on such other Business Day thereafter on or prior to the Outside Date as may be agreed upon by the Company and the Purchasers.

(c)              On the date on which all of the conditions specified in Section 4.1 (other than conditions that may only be satisfied as of the First Purchase Date, but subject to their satisfaction on the First Purchase Date) have been satisfied, the Company shall deliver to the Agent a Purchase Request specifying an aggregate principal amount of the Notes to be purchased in the minimum amount of €275,000,000, on a pro rata basis between each of the Series 1 Notes, the Series 2 Notes and the Series 3 Notes. Promptly following receipt of such Purchase Request, the Agent shall advise each Purchaser of the details thereof.

(d)              The Second Closing shall take place on the date that is fifteen (15) Business Days (or such other period of time as may be agreed by the Purchasers and the Company) following the delivery of a Purchase Request after the First Purchase Date in accordance with paragraph (e) below (such date, the “Second Purchase Date”) or on such other Business Day thereafter on or prior to June 30, 2017 (the “Second Purchase Outside Date”), as may be agreed upon by the Company and the Purchasers.

(e)               On the date on which all of the conditions specified in Section 4.2 (other than conditions that may only be satisfied as of the Second Purchase Date, but subject to their satisfaction on the Second Purchase Date) have been satisfied, the Company may deliver to the Agent a Purchase Request specifying an aggregate principal amount of the Notes to be purchased in the amount of €0.00. Promptly following receipt of such Purchase Request, the Agent shall advise each Purchaser of the details thereof.

(f)               At the First Closing or the Second Closing, as applicable, with respect to each of the Series 1 Notes, the Series 2 Notes and the Series 3 Notes, the Company will deliver to the Agent or each Purchaser, as notified by such Purchaser, the applicable Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least €100,000 as such Purchaser may request) dated the date of the First Closing or the Second Closing, as applicable, and registered in such Purchaser’s name (or in the name of its nominee), against delivery by the Agent to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the account set forth in the applicable Purchase Request; provided that such delivery may only occur after the delivery of the confirmation described in Section 4(a) of the Funds Flow Memo. If at the First Closing or the Second Closing, as applicable, the Company shall fail to tender such Notes as provided above in this Article 3, or any of the conditions specified in Article 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Article 4 not having been fulfilled to such Purchaser’s satisfaction.

(g)              Unless previously terminated pursuant to the terms hereof, all of the Commitments shall terminate on the earlier of the Second Purchase Date, the Second Purchase Outside Date and the date on which the outstanding Commitments of the Purchasers are equal to €0.00. Prior to the termination of the Commitments in accordance with the preceding sentence, the Company may, at its option, at any time after the First Purchase Date permanently reduce the aggregate amount of the outstanding Commitments of the Purchasers to €0.00 (in which case the Commitment of each Purchaser shall thereupon terminate). Such reductions of the Commitments shall be made in a minimum amount equal to €5,000,000 or an integral multiple of €5,000,000 in excess thereof by giving written notice thereof to the Agent at least three Business Days before the effective date of such termination or reduction of Commitments, specifying such election and the effective date thereof. Promptly after it receives any such notice, the Agent shall advise the Purchasers of the contents thereof. Each notice delivered by the Company pursuant to this Article 3(g) will be irrevocable, and shall be applied ratably among the Purchasers in accordance with their respective Commitments.

ARTICLE 4
Conditions to Closing.

Section 4.1.               First Purchase Date.  The obligation of each Purchaser to purchase and pay for the Notes to be sold to such Purchaser at the First Purchase Date is subject to satisfaction of the following conditions precedent:

(a)               The Agent’s receipt of the following, each of which shall be originals or telecopies or “pdf” or similar electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Note Party, each dated the First Purchase Date (or, in the case of certificates of governmental officials, a recent date before the First Purchase Date) and each in form and substance satisfactory to the Agent and to each of the Purchasers:

(i)            (a) The Spanish Extension Pledge Agreement, (b) the Peruvian Amendment to Pledge Agreement, (c) the Mexican Amendment to Pledge Agreement, (d) the US Amendment to Pledge Agreement and (e) the South Africa Confirmation, each duly executed and delivered by the parties thereto.

(ii)           (a) the Amendment to Intercreditor Agreement duly executed and delivered by the parties thereto, (b) a confirmation in writing, pursuant to Section 15.5(a) of the Intercreditor Agreement, of the Company to the Creditors that the establishment of this Agreement as a Credit Facility under the Intercreditor Agreement will not breach the terms of any of its existing Credit Facility Documents, (c) Creditor/Creditor Representative Accession Agreements executed by each Purchaser pursuant to Section 15.5(b) of the Intercreditor Agreement and (d) a Creditor/Creditor Representative Accession Agreement executed by the Agent pursuant to Section 15.5(c) of the Intercreditor Agreement.

(iii)          The Tranche B Pay-Off Letter duly executed and delivered by the parties thereto.

(iv)          (a) in the case of the Company, a certificate signed by a Responsible Officer of the Company, and (b) in the case of any other Note Party, an Officer’s Certificate, in each case, which Officer’s Certificate shall be accompanied by copies of all documents referred to in such Officer’s Certificate, in each case as in effect as of the First Purchase Date, in respect of (1) with respect to the Company, the certificate of incorporation and all certificates of incorporation on change of name and the memorandum and articles of association of the Company, and in the case of any other Note Party, copies of Organization Documents certified by a Responsible Officer of such Note Party as being true, correct and complete, (2) with respect to the Company, a copy of the resolutions of the board of directors of the Company, approving the terms of and the transactions contemplated by the Note Documents to which the Company is a party and resolving that it execute such Note Documents, authorizing a specified Person or Persons to execute the Note Documents to which it is party on its behalf and authorizing a specified Person or Persons on its behalf to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Note Documents to which it is party (provided, however, that such copy may exclude information relating to other matters discussed at such board of directors meeting), and in the case of any other Note Party, the actions of its Equity Interest holders, shareholders meeting, board of directors or other similar corporate supervisory body taken to authorize the execution, delivery and performance of this Agreement and each other Note Document to which it is or is to be a party (including the granting of the security interests by such Note Party under the Collateral Documents), and (3) such documents and certifications to evidence that such Note Party is validly existing, in good standing and qualified to engage in business in the jurisdictions in which it does business and is required to be so qualified; and in the case of the Company such Officer’s Certificate shall certify that the issuance of the Notes and the guarantees by the other Note Parties of the Notes would not cause any breach of any limit on borrowing, guaranteeing or securing or similar limit binding on the Company or any other Note Party to be exceeded and that each copy document relating to the Company delivered under this Section 4.1 is correct, complete and in full force and effect as of a date no earlier than the First Purchase Date;

(v)           Incumbency certificates of Responsible Officers of each Note Party (other than the Company) and, if applicable, resolutions or other action evidencing the name, authority and specimen signature of each Responsible Officer thereof authorized to sign, and otherwise act as a Responsible Officer in connection with, this Agreement and the other Note Documents to which such Note Party is a party or is to be a party;

(vi)          The following legal opinions (with sufficient copies thereof for each addressee):

(a)          an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Note Parties in the form of Exhibit A, addressed to the Agent and the Purchasers;

(b)          an opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, English counsel to the Note Parties in the form of Exhibit B, addressed to the Agent and the Purchasers;

(c)          an opinion of Santamarina y Steta, S.C., Mexican counsel to the Note Parties in the form of Exhibit C, addressed to the Agent and the Purchasers;

(d)          an opinion of Miranda & Amado Abogados, Peruvian counsel to the Note Parties in the form of Exhibit D, addressed to the Agent and the Purchasers;

(e)          an opinion of J&A Garrigues, S.L.P., Spanish counsel to the Note Parties in the form of Exhibit E, addressed to the Agent and the Purchasers;

(f)           an opinion of Bowman Gilfillan Inc., South African counsel to the Note Parties in the form of Exhibit F1, addressed to the Agent and the Purchasers; and

(g)          an opinion of Werksmans, South African counsel to the Note Parties in the form of Exhibit F2, addressed to the Agent and the Purchasers;

(vii)         An Officer’s Certificate of each Note Party either (a) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Note Party and the validity against such Note Party of the Note Documents to which it is or is to be a party, and stating that such consents, licenses and approvals are in full force and effect, or (b) stating that no such consents, licenses or approvals are so required;

(viii)        The Financial Model, a budget of the Company and its Subsidiaries on a consolidated basis, and projections prepared by management of the Company of Consolidated statements of income of the Company and its Subsidiaries and aggregate cash flows of the Company and its Subsidiaries for the year ended December 31, 2017, evidencing compliance with the Financial Covenants;

(ix)          All information, materials, certificates or any other documentation actually delivered after the date of this Agreement to the lenders under the Senior Secured Credit Facility pursuant to Section 6.01, Section 6.02 and Section 6.03 of the Senior Secured Credit Facility Agreement;

(x)           A certificate signed by the chief financial officer of the Company certifying as to the Solvency of each Note Party before and after giving effect to the incurrence of Indebtedness hereunder on the First Purchase Date, substantially in the form of Exhibit G;

(xi)           Evidence of the irrevocable acceptance by the Process Agent of its appointment by the Company and each other Note Party pursuant to Section 22.9(d) (including, in the case of any Mexican Guarantor, an irrevocable power of attorney appointing such Process Agent, and such power of attorney shall have been duly notarized in accordance with, and shall otherwise comply with, Mexican law), in each case in form and substance satisfactory to the Agent and each of the Purchasers; and

(xii)          An electronic extract (nota simple telemática) issued by the relevant Spanish Mercantile Registry in respect of each Spanish Guarantor and dated no earlier than fifteen (15) days prior to the First Purchase Date.

(b)              The applicable portion of the Upfront Fee and reasonable and documented costs and expenses required to be paid to the Purchasers on or prior to the First Purchase Date shall have been paid (including the reasonable and documented fees, charges and disbursements of counsel to the Purchasers plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that, such estimate shall not thereafter preclude a final settling of accounts between the Company and each Purchaser) to the extent invoiced prior to the First Purchase Date).

(c)               Contemporaneously with the First Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the First Purchase Date in the amount specified in the applicable Purchase Request in an amount not to exceed the aggregate principal amount specified in the Purchaser Schedule.

(d)              The representations and warranties of each Note Party contained in Article 6 or any other Note Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification as of the First Purchase Date, or (ii) if such representation and warranty is not so qualified, true and correct in all material respects on the First Purchase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, except that for purposes of this Section 4.1, the representations and warranties contained in Section 6.5(a) and Section 6.5(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 9.1(a) and Section 9.1(b), respectively. The representations and warranties of each Note Party contained in the Fee Letter shall be true and correct as of the First Purchase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(e)               No Default or Event of Default or Default (as defined in the Senior Secured Credit Facility Agreement or the Indenture) or Event of Default (as defined in the Senior Secured Credit Facility Agreement or the Indenture), shall have occurred and be continuing or would result from such issuance of Notes or from the application of proceeds therefrom.

(f)               The Company shall have applied to have the Notes listed on the Channel Islands Securities Exchange and provided to the Agent and each Purchaser satisfactory evidence thereof.

(g)              The Amendment to Intercreditor Agreement and the Tranche B Pay-Off Letter shall be valid and binding on all parties thereto with no conditions subsequent affecting the validity and binding nature thereof, as determined in good faith by the Agent and the Purchasers.

Section 4.2.               Second Purchase Date.  The obligation of each Purchaser to purchase and pay for the Notes to be sold to such Purchaser at the Second Purchase Date is subject to satisfaction of the following conditions precedent:

(a)              The Agent’s receipt of a certificate signed by a Responsible Officer of the Company, dated the Second Purchase Date, in form and substance satisfactory to the Agent and to each of the Purchasers, certifying that the issuance of the Notes on the Second Purchase Date and the guarantees by the other Note Parties of the Notes would not cause any breach of any limit on borrowing, guaranteeing or securing or similar limit binding on the Company or any other Note Party to be exceeded and that each document and each copy document relating to the Company and the other Note Parties delivered pursuant to Section 4.1 and Section 4.2 is, and remains, as applicable, correct, complete and in full force and effect as of a date no earlier than the Second Purchase Date.

(b)              The Agent’s receipt of Creditor/Creditor Representative Accession Agreements, each executed by any Purchaser purchasing Notes on the Second Purchase Date which had not executed a Creditor/Creditor Representative Accession Agreement on the First Purchase Date pursuant to Section 15.5(b) of the Intercreditor Agreement, and each of which shall be originals or telecopies or “pdf” or similar electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Note Party, dated the Second Purchase Date and in form and substance satisfactory to the Agent and to each of the Purchasers.

(c)               The applicable portion of the Upfront Fee and reasonable and documented costs and expenses required to be paid to the Purchasers on or prior to the Second Purchase Date shall have been paid (including the reasonable and documented fees, charges and disbursements of counsel to the Purchasers plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that, such estimate shall not thereafter preclude a final settling of accounts between the Company and each Purchaser) to the extent invoiced prior to the Second Purchase Date).

(d)              The following legal opinions (with sufficient copies thereof for each addressee):

(i)            an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Note Parties, addressed to the Agent and the Purchasers;

(ii)           an opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, English counsel to the Note Parties, addressed to the Agent and the Purchasers;

(e)               All fees (including the Commitment Fee, if any) and reasonable and documented costs and expenses required to be paid to the Purchasers on or prior to the Second Purchase Date shall have been paid to the extent invoiced prior to the Second Purchase Date.

(f)               Contemporaneously with the Second Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Second Purchase Date in the amount specified in the applicable Purchase Request in an aggregate amount not to exceed the Second Purchase Maximum Amount.

(g)              The representations and warranties of each Note Party contained in Article 6 or any other Note Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification as of the Second Purchase Date, or (ii) if such representation and warranty is not so qualified, true and correct in all material respects on and as of the Second Purchase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, except that for purposes of this Section 4.2, the representations and warranties contained in Section 6.5(a) and Section 6.5(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 9.1(a) and Section 9.1(b), respectively. The representations and warranties of each Note Party contained in the Fee Letter shall be true and correct as of the Second Purchase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(h)               No Default or Event of Default or Default (as defined in the Senior Secured Credit Facility Agreement or the Indenture) or Event of Default (as defined in the Senior Secured Credit Facility Agreement or the Indenture), shall have occurred and be continuing or would result from such issuance of Notes or from the application of proceeds therefrom.

ARTICLE 5
Fees.

Section 5.1.               Upfront Fee.  The Company shall pay to the Purchasers on the relevant Purchase Date, pro rata in accordance with each Purchaser’s share of each series of Notes purchased on such Purchase Date, an upfront fee (the “Upfront Fee”) equal to 2.00% of the aggregate principal amount of the Notes sold on such Purchase Date.

Section 5.2.               Commitment Fee. The Company shall pay to the Purchasers on the earliest of (i) the Second Purchase Date, (ii) the Second Purchase Outside Date and (iii) the date on which the Commitments of the Purchasers hereunder are fully terminated pursuant to Article 3(g) (the “Commitment Fee Payment Date”), pro rata in accordance with each Purchaser’s share of each series of Notes, a commitment fee (the “Commitment Fee”) equal to 1.5% per annum on the Second Purchase Maximum Amount calculated on a daily basis. The Commitment Fee shall accrue daily from the First Purchase Date until (but excluding) the Commitment Fee Payment Date.

Section 5.3.               Deal Away Fee.  The Company shall pay to the Agent on behalf of the Purchasers a deal away fee on the terms and conditions set forth in the Fee Letter.

Section 5.4.               Agent Fee Letter. The Company shall pay to the Agent (for its own account) the agency fees in the amounts and at the times agreed in the Agent Fee Letter.

Section 5.5.               Fees Generally.  Once paid pursuant to this Article 5 or the Fee Letter, none of the Upfront Fee, the Commitment Fee or the Deal Away Fee or any of the fees payable to the Agent pursuant to the terms of the Agent Fee Letter shall be refundable under any circumstances.

ARTICLE 6
Representations and Warranties of the Notes Parties.

Each Note Party represents and warrants to the Purchasers and the Agent as of the date hereof and as of each Purchase Date, that:

Section 6.1.               Existence, Qualification and Power.  Each Note Party and each of its Subsidiaries: (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Note Documents to which it is or is to be a party, (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect and (d) for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), in relation to each Note Party incorporated in a country which has adopted the Regulation, its center of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation or organization and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

Section 6.2.               Authorization; No Contravention.  The execution, delivery and performance by each Note Party of each Note Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person or any of its Subsidiaries is a party or affecting such Person or any of its Subsidiaries or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or any of its Subsidiaries or the properties of such Person or any of its Subsidiaries is subject; or (c) violate any Law in any material respect. Each Note Party is in compliance with all Contractual Obligations referred to in clause (b)(i) except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.3.               Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Note Party of this Agreement or any other Note Document, (b) the grant by any Note Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by any Agent or any Purchaser of its rights under the Note Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) the authorizations, approvals, actions, notices and filings listed on Schedule 6.3, all of which have been duly obtained, taken, given or made and are in full force and effect and (ii) filing and recordings in respect of Liens created pursuant to the Collateral Documents to be made following the First Purchase Date pursuant to Clause Fourth (CUARTA -ANOTACIÓN Y FORMALIZACIÓN DE LA SEGUNDA ADENDA) of the Peruvian Amendment to Pledge Agreement and Section 9.21 hereto.

Section 6.4.               Binding Effect.  This Agreement has been, and each other Note Document, when delivered hereunder, will have been, duly executed and delivered by each Note Party that is party thereto. Subject to the Legal Reservations, this Agreement constitutes, and each other Note Document when so delivered will constitute, a legal, valid and binding obligation of such Note Party, enforceable against each Note Party that is party thereto in accordance with its terms.

Section 6.5.               Financial Statements; No Material Adverse Effect.

(a)              The Audited Financial Statements for the fiscal year ended December 31, 2015, and the last Audited Financial Statements made available to the Agent or to the Purchasers prior to each Purchase Date (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with the Applicable Accounting Principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)              The unaudited consolidated balance sheets of the Company and its Subsidiaries dated September 30, 2016, and the last unaudited consolidated balance sheets of the Company and its Subsidiaries made available to the Agent or to the Purchasers prior to each Purchase Date, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with the Applicable Accounting Principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (a)(i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 6.5 sets forth all material Indebtedness for Borrowed Money, of the Company and its consolidated Subsidiaries as of the date of such financial statements.

(c)               Since December 31, 2015 (or the date of the Audited Financial Statements most recently delivered hereunder), there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)              The consolidated forecasted balance sheets, statements of income, cash flows and the Financial Model of the Company and its Subsidiaries delivered pursuant to Article 4 or Section 9.1 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Company’s best estimate of its future financial condition and performance, it being understood that such forecasts are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which may be beyond the control of the Company and its Subsidiaries (and that may be material) and that no assurance can be given that any such forecast will be realized.

Section 6.6.               Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Note Parties after due inquiry, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Note Party or any of its Subsidiaries or against any of their properties or revenues that (a) would, either individually or in the aggregate reasonably be expected to have a Material Adverse Effect upon or with respect to this Agreement or any other Note Document, or (b) either individually or in the aggregate, which, if there is a reasonable possibility of an adverse determination and if determined adversely, would reasonably be expected to have a Material Adverse Effect.

Section 6.7.               No Default.  No Default exists or would be reasonably expected to result from the incurring of any Obligations by the Company or from the grant or perfection of the Liens in favor of the Secured Parties on the Collateral. No Note Party or any of its Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Note Document.

Section 6.8.               Ownership of Property; Liens; Investments.

(a)               Each Note Party has good, legal and valid title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for where the failure to have such good title or interest in such property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)              As of the date hereof, the property of each Note Party is subject to no Liens, other than Liens set forth on Schedule 6.8(b), and as otherwise permitted by Section 10.1.

(c)               Schedule 6.8(c) sets forth all Investments held by any Note Party as of the Purchase Date, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

Section 6.9.               Environmental Compliance.  The Note Parties and their respective Subsidiaries: (a) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws (except in such instances in which (i) such requirement of Environmental Law is being contested in good faith by appropriate proceedings diligently conducted and (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect); (b) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (d) to the extent within the control of the Note Parties and their respective Subsidiaries, each of their Environmental Permits will be timely renewed and complied with, any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense, and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense, in each case, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.10.             Insurance.  All insurance required pursuant to Section 9.7 has been obtained and is in full force and effect.

Section 6.11.             Taxes.

(a)               Each Note Party and its Subsidiaries have filed all material Tax returns and reports required to be filed, and has timely paid all material Taxes including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with the Applicable Accounting Principles. There is no proposed Tax assessment against the Note Parties or any of their Subsidiaries that would, individually or in the aggregate, if made, have a Material Adverse Effect. Neither any Note Party nor any Subsidiary thereof is party to any Tax sharing agreement.

(b)              As of the First Purchase Date, no deduction or withholding in respect of Taxes imposed by or for the account of the United Kingdom is required to be made from any payment by the Company under the Note Documents except for any such withholding or deduction arising out of circumstances described in Article 13(b)(i) to Article 13(b)(ii), and provided that at the time the payment falls due the Notes are listed on an exchange designated as a “recognised stock exchange” for the purposes of Section 1005 of the Income Tax Act 2007 of the United Kingdom or any successor provision.

(c)               As of the First Purchase Date, it is not necessary that the Note Documents be filed, recorded or enrolled with any court or other authority in the jurisdiction of incorporation of any Note Party or that any stamp duty, registration or similar Tax be paid on or in relation to the Note Documents or the transactions contemplated by the Note Documents, except for any such stamp duty, registration or similar Tax payable in connection with any transfer, assignment or novation of the Notes or entering into any Note Documents pursuant to which a Purchaser or other holder of a Note transfers, assigns, substitutes, novates, alienates or otherwise disposes of any of its rights or obligations under a Note Document.

(d)               It is a resident for tax purposes only in its jurisdiction of incorporation.

(e)               The Company is not engaged in a trade or business within the United States for U.S. federal income tax purposes.

Section 6.12.             ERISA Compliance.

(a)               Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other U.S. Federal or state Laws. Except as would not reasonably be expected to have a Material Adverse Effect, each Pension Plan that is intended to be a qualified plan under Section 4.01(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 4.01(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 5.1(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)              There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(c)               (i) No ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

Section 6.13.             Subsidiaries; Equity Interests; Note Parties.  As of the First Purchase Date, no Note Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable, are not subject to any option to purchase or similar rights, and are legally and beneficially owned by a Note Party in the amounts specified on Part (a) of Schedule 6.13 free and clear of all Liens except those created under the Collateral Documents. As of the First Purchase Date, no Note Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 6.13. All of the outstanding Equity Interests in the Company have been validly issued, are fully paid and non-assessable and are owned by, and in the amounts, specified on Part (c) of Schedule 6.13 free and clear of all Liens except those created under the Collateral Documents. Set forth on Part (d) of Schedule 6.13 is a complete and accurate list of all Note Parties, showing as of the First Purchase Date (as to each Note Party) the jurisdiction of its incorporation. Part (e) of Schedule 6.13 sets forth a complete and accurate list of all Immaterial Subsidiaries, showing as of the First Purchase Date (as to each Immaterial Subsidiary) the jurisdiction of its incorporation. The copy of the charter of each Note Party and each amendment thereto provided pursuant to Section 4.1(a)(iv) is a true and correct copy of each such document, each of which is valid and in full force and effect.

Section 6.14.             Margin Regulations; Investment Company Act.

(a)               The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of the Notes, not more than 25% of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 10.1 or Section 10.5 or subject to any restriction contained in any agreement or instrument between the Company and any Purchaser or any Affiliate of any Purchaser relating to Indebtedness and within the scope of Section 11.1(e) will be margin stock.

(b)              No Note Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 6.15.             Disclosure.  The Company has disclosed to the Agent and the Purchasers all agreements, instruments and corporate or other restrictions to which it or any other Note Party is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information, including but not limited to the ABY SEC Disclosure, furnished in writing (taken as a whole) by or on behalf of any Note Party to any Agent or any Purchaser in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Note Document, at the date hereof or at the time furnished, contains any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not misleading (after giving effect to all supplements so furnished prior to such time); provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such forecasts are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which may be beyond the control of the Company and its Subsidiaries (and that may be material) and that no assurance can be given that any such forecast will be realized.

Section 6.16.             Compliance with Laws.  Each Note Party and each of its Subsidiaries is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 6.17.             Intellectual Property; Licenses, Etc.  Each Note Party possesses all material franchises, patents, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted except where in any such case any such conflict would not have a Material Adverse Effect, without known conflict with any rights of others.

Section 6.18.             Solvency.  Each Note Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

Section 6.19.             Collateral Documents.  The provisions of each of the Collateral Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in all right, title and interest of the Note Parties in the Collateral described therein (subject only to Liens permitted by Section 10.1) and, upon consummation of the actions, recordings and filings required pursuant to Section 9.12, such security interest shall be perfected pursuant to applicable Laws.

Section 6.20.             OFAC; Anti-Terrorism.  None of the Company, any of its Subsidiaries, or any director, officer, employee, agent, Affiliate or representative of the Company or any of its Subsidiaries, (a) is a Prohibited Person, (b) is or ever has been the subject of any claim, proceeding, formal notice or investigation with respect to Sanctions, (c) has engaged or is engaging, directly or indirectly, in any trade, business or other activities with or for the benefit of any Prohibited Person, or (d) is otherwise in breach of any Sanctions. No Note Party nor, to the knowledge of the Company, any of their Affiliates or respective officers, directors, brokers or agents of them or their Affiliates (x) has violated the USA PATRIOT Act or any other applicable Laws relating to terrorism or money laundering or (y) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

Section 6.21.             Foreign Corrupt Practices Act, Etc.  Each of the Note Parties and, to the best of the Company’s knowledge, their respective directors, officers, agents, employees and any Person acting for or on behalf of such Note Party, has complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time (the “FCPA”), or any other applicable anti-bribery or anti-corruption Law. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA. To the extent applicable, each Note Party is in compliance, in all material respects, with the (x) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (y) the Patriot Act.

Section 6.22.             Anti-Corruption Laws.  Each Note Party and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws.

Section 6.23.             The Notes.

(a)               Neither the Company, any other Note Party nor anyone acting on its or their behalf (other than the Purchasers as to whom neither the Company nor any Note Party makes any representation or warranty) has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof under circumstances that would require the registration of the Notes under the Securities Act.

(b)              None of the Company, any Note Party, any of its respective affiliates nor any person acting on their respective behalf (other than the Purchasers as to whom neither the Company nor any Note Party makes any representation or warranty) has offered the Notes or any similar securities during the six months prior to the date hereof to anyone other than the Purchasers. Other than the Notes to be purchased on the Second Purchase Date, neither the Company nor any other Note Party has intention to offer the Notes or any similar security during the six months from the date hereof.

(c)               Neither the Company, any Note Party nor any person acting on its or their behalf (other than the Purchasers as to whom neither the Company nor any Note Party makes any representation or warranty) has, directly or indirectly, engaged in any directed selling efforts (within the meaning of Regulation S (“Regulation S”) under the Securities Act) with respect to the Notes.

(d)              The Company has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Notes and the transactions contemplated by this Agreement, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions. Neither the Company, any Note Party nor any of its or their affiliates nor any other person acting on its or their behalf (other than its officers acting in such capacity, or the Purchasers as to whom neither the Company nor any Note Party makes any representation or warranty) has solicited offers for, or offered or sold, the Notes.

(e)               The Company, each Note Party, each of its respective affiliates any person acting on its or their respective behalf (other than the Purchasers as to whom neither the Company nor any Note Party makes any representation or warranty) has complied with the applicable offering restrictions (including, without limitation, requirements of Regulation S).

ARTICLE 7
Representations of the Purchasers.

Section 7.1.               Reliance on Exemption.  Each Purchaser severally represents that it understands that the Notes are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and each Purchaser’s compliance with, the representations, warranties, agreements, covenants, acknowledgments and understandings of the Purchasers set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchasers to acquire the Notes.

Section 7.2.               No Registration.  Each Purchaser severally represents that it understands that (a) no public market now exists for the Notes and that the Company has made no assurances that a public market will ever exist for the Notes, (b) the Notes have not been and are not being registered under the Securities Act or any applicable state securities Laws, and may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons unless (i) the transfer is registered pursuant to an effective registration statement under the Securities Act, or (ii) the transfer qualifies for an exemption from registration afforded by the Securities Act (including offshore transaction in accordance with Rule 903 of Regulation S) and applicable state securities Laws, and (c) neither the Company nor any other Person is under any obligation to register any Note under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder. Each Purchaser acknowledges that the Notes will bear a restrictive legend substantially in the form set forth on the form of Note attached as Schedule 1 to this Agreement. As used in this Article 7 and in Section 14.5, the terms “United States” and “U.S. person” have the respective meanings given to them in Regulation S.

Section 7.3.               No General Solicitation nor Directed Selling Efforts.  Each Purchaser severally represents that (a) the Notes were not offered to such Purchaser by means of any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the Notes, and (b) has not engaged in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the Notes.

Section 7.4.               Non-U.S. Person.  Each Purchaser severally represents and warrants that it is not a U.S. person as defined in Regulation S, and is acquiring the Notes in an offshore transaction in accordance with Regulation S.

ARTICLE 8
Payment and Prepayment of the Notes.

Section 8.1.               Maturity.  As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.               Optional Prepayments.

(a)               Change of Control —(i) If a Change of Control occurs, each holder of Notes will have the right to require the Company to repurchase all or any part of such holder’s Notes pursuant to an offer (a “Change of Control Offer”). In the Change of Control Offer, the Company will offer a payment (a “Change of Control Payment”) in cash equal to 100% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than ten (10) days and no later than thirty (30) days from the date such notice is mailed, pursuant to the procedures required by this Agreement and described in such notice. Such notice shall also state:

(a)          the purchase price and the Change of Control Payment Date;

(b)          that any Note not tendered shall continue to accrue interest;

(c)          that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(d)          that such holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes to the Company at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(e)          that such holders shall be entitled to withdraw their election if the Company receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a notice sent by electronic mail, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have the Notes purchased; and

(f)          that such holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(ii)           To the extent that the provisions of any securities Laws or regulations conflict with this Section 8.2, the Company will comply with the applicable securities Laws and regulations and will not be deemed to have breached its obligations under this Section 8.2 by virtue of such compliance.

(iii)          On the Change of Control Payment Date, the Company will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer.

(iv)          The Company will promptly mail to each such holder properly tendered the Change of Control Payment for such Notes, and the Company will promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

(v)           The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer. The Company also will not be required to make a Change of Control Offer following a Change of Control if it has theretofore issued a redemption notice in respect of all of the Notes in the manner and in accordance as otherwise provided in this Agreement and thereafter purchases all of the Notes pursuant to such notice. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(vi)          The provisions of this Section 8.2(a) that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Agreement are applicable.

(b)              Optional Redemptions — (i) Subject to Section 8.2(b)(ii), Section 8.2(b)(iii) and Section 8.2(c), the Company may, upon not less than ten (10) nor more than 30 days’ notice delivered to each holder of a Note, in accordance with Article 19, at any time or from time to time, voluntarily prepay Notes in whole or in part without premium or penalty; provided that any prepayment of Notes shall be in a principal amount of €25,000,000 or a whole multiple of €1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Note shall be accompanied by all accrued but unpaid interest thereon, together with any additional amounts required to be paid pursuant to this Agreement and the Notes.

(ii)           (a) (1) The Series 1 Notes may not be voluntarily prepaid pursuant to (b)(i) on a date prior to the third anniversary of the First Purchase Date, (2) the Series 2 Notes may not be voluntarily prepaid pursuant to Section 8.2(b)(i) on a date prior to the fourth anniversary of the First Purchase Date and (3) the Series 3 Notes may not be voluntarily prepaid pursuant to Section 8.2(b)(i) on a date prior to the fifth anniversary of the First Purchase Date and (b) subject to Section 8.2(b)(iii), in the event that all or any portion of the Notes is voluntarily prepaid pursuant to (b)(i), (1) in the case of the Series 1 Notes, (I) if such voluntary prepayment occurs on or after the third anniversary of the First Purchase Date and before the fourth anniversary of the First Purchase Date, such voluntary prepayment will be made at 102.0% of the principal amount so voluntarily prepaid, (II) if such voluntary prepayment occurs on or after the fourth anniversary of the First Purchase Date and before the fifth anniversary of the First Purchase Date, such voluntary prepayment will be made at 101.0% of the principal amount so voluntarily prepaid and (III) if such voluntary prepayment occurs on or after the fifth anniversary of the First Purchase Date, such voluntary prepayment will be made at the par value of the principal amount so voluntarily prepaid, (2) in the case of the Series 2 Notes, (I) if such voluntary prepayment occurs on or after the fourth anniversary of the First Purchase Date and before the fifth anniversary of the First Purchase Date, such voluntary prepayment will be made at 102.0% of the principal amount so voluntarily prepaid, (II) if such voluntary prepayment occurs on or after the fifth anniversary of the First Purchase Date and before the sixth anniversary of the First Purchase Date, such voluntary prepayment will be made at 101.0% of the principal amount so voluntarily prepaid and (III) if such voluntary prepayment occurs on or after the sixth anniversary of the First Purchase Date, such voluntary prepayment will be made at the par value of the principal amount so voluntarily prepaid and (3) in the case of the Series 3 Notes, (I) if such voluntary prepayment occurs on or after the fifth anniversary of the First Purchase Date and before the sixth anniversary of the First Purchase Date, such voluntary prepayment will be made at 102.0% of the principal amount so voluntarily prepaid, (II) if such voluntary prepayment occurs on or after the sixth anniversary of the First Purchase Date and before the seventh anniversary of the First Purchase Date, such voluntary prepayment will be made at 101.0% of the principal amount so voluntarily prepaid and (III) if such voluntary prepayment occurs on or after the seventh anniversary of the First Purchase Date, such voluntary prepayment will be made at the par value of the principal amount so voluntarily prepaid.

(iii)          Notwithstanding the provisions of Section 8.2(b)(ii), in the event that all or any portion of the Notes is voluntarily prepaid pursuant to (b)(i) and if, but only if, (x) the Senior Secured Credit Facility, the Notes or the Company is rated Investment Grade by any Rating Agency at the time of notice of any such voluntary prepayment and (y) no Default or Event of Default shall have occurred and be continuing, (a) (1) the Series 1 Notes may not be voluntarily prepaid pursuant to (b)(i) on a date prior to the second anniversary of the First Purchase Date, (2) the Series 2 Notes may not be voluntarily prepaid pursuant to (b)(i) on a date prior to the third anniversary of the First Purchase Date and (3) the Series 3 Notes may not be voluntarily prepaid pursuant to (b)(i) on a date prior to the fourth anniversary of the First Purchase Date and (b) in the event that all or any portion of the Notes is voluntarily prepaid pursuant to (b)(i) (1) in the case of the Series 1 Notes, (I) if such voluntary prepayment occurs on or after the second anniversary of the First Purchase Date and before the third anniversary of the First Purchase Date, such voluntary prepayment will be made at 102.0% of the principal amount so voluntarily prepaid and (II) if such voluntary prepayment occurs on or after the third anniversary of the First Purchase Date, such voluntary prepayment will be made at the par value of the principal amount so voluntarily prepaid, (2) in the case of the Series 2 Notes, (I) if such voluntary prepayment occurs on or after the third anniversary of the First Purchase Date and before the fourth anniversary of the First Purchase Date, such voluntary prepayment will be made at 102.0% of the principal amount so voluntarily prepaid and (II) if such voluntary prepayment occurs on or after the fourth anniversary of the First Purchase Date, such voluntary prepayment will be made at the par value of the principal amount so voluntarily prepaid and (3) in the case of the Series 3 Notes, (I) if such voluntary prepayment occurs on or after the fourth anniversary of the First Purchase Date and before the fifth anniversary of the First Purchase Date, such voluntary prepayment will be made at 102.0% of the principal amount so voluntarily prepaid and (II) if such voluntary prepayment occurs on or after the fifth anniversary of the First Purchase Date, such voluntary prepayment will be made at the par value of the principal amount so voluntarily prepaid.

(c)              Optional Prepayments with Make-Whole Amount — Optional Prepayments with Make-Whole Amount — Without limiting the rights of the Company under Section 8.2(b), the Company may, at its option, upon notice as provided below, prepay at any time prior to, in the case of the Series 1 Notes, the third anniversary of the First Purchase Date (or, if the Prepayment Triggering Event has occurred in respect of the relevant prepayment, prior to the second anniversary of the first Purchase Date); in the case of the Series 2 Notes, the fourth anniversary of the First Purchase Date (or, if the Prepayment Triggering Event has occurred in respect of the relevant prepayment, prior to the third anniversary of the First Purchase Date), and in the case of the Series 3 Notes, the fifth anniversary of the First Purchase Date (or, if the Prepayment Triggering Event has occurred in respect of the relevant prepayment, prior to the fourth anniversary of the First Purchase Date), all, or from time to time any part of, the Notes; provided that, any prepayment of Notes shall be in a principal amount of €25,000,000 or a whole multiple of €1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding, at a redemption price equal to the sum of:

(i)            100% of the principal amount so prepaid, plus

(ii)           accrued and unpaid interest, if any, to, but excluding, the applicable redemption date, together with any additional amounts required to be paid pursuant to this Agreement and the Notes, plus

(iii)          the Make-Whole Amount determined for the prepayment date with respect to such principal amount.

The Company will give to the Agent (for distribution to each holder of Notes) written notice of each optional prepayment under this Section 8.2(c) not less than ten (10) days and not more than thirty (30) days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Article 18. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to the Agent (for distribution to each holder of Notes) a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.               Mandatory Prepayments.

(a)               Following the date on which Tranche A under the Senior Secured Credit Facility Agreement, as in effect on the date hereof, shall have been repaid in full or otherwise the Senior Secured Credit Facility Agreement shall not require any such Net Cash Proceeds to be applied to prepay Tranche A under the Senior Secured Credit Facility Agreement, if Net Cash Proceeds received on or after January 1, 2016 by any Note Party from one or more Dispositions of any property (other than Dispositions of any property permitted by Section 10.5(a) or Section 10.5(b)) exceed during any calendar year an aggregate amount equal to US$5,000,000 (“Excess Net Cash Proceeds”), the Company shall prepay an aggregate principal amount of Notes in an amount equal to the lesser of (x) the aggregate principal amount outstanding of the Notes and (y) the aggregate amount of such Excess Net Cash Proceeds within thirty (30) days after the date of receipt of such Excess Net Cash Proceeds by such Person; provided, however, that, with respect to any Excess Net Cash Proceeds realized under a Disposition described in this Section 8.3, at the election of the Company (as notified by the Company to the Agent in writing on or prior to the date that is thirty (30) days after the receipt of such Excess Net Cash Proceeds), and so long as no Default shall have occurred and be continuing, such Note Party may reinvest (or definitively agree to reinvest pursuant to a firm written commitment therefor) all or any portion of such Excess Net Cash Proceeds in Acquisitions or capital assets used or useful for the business of the Company and its Subsidiaries, so long as within one year after the receipt of such Excess Net Cash Proceeds, or eighteen (18) months after the receipt of such Excess Net Cash Proceeds if such Note Party has definitively agreed to reinvest such Excess Net Cash Proceeds pursuant to a firm written commitment therefor (as certified by the Company in writing to the Agent) within one year after its receipt thereof, such reinvestment shall have been consummated (as certified by the Company in writing to the Agent); provided, further that any Excess Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Notes as set forth in this Section 8.3.

(b)              Following receipt by the Company or any of its Subsidiaries (other than any Non-Recourse Subsidiary) of any Net Debt Proceeds, the Company shall prepay the Notes in an amount equal to the lesser of (x) the aggregate principal amount outstanding of the Notes and (y) the aggregate amount of such Net Debt Proceeds, as applicable, within three (3) Business Days after receipt thereof by the Company or any of its Subsidiaries. Prepayments of the Notes made pursuant to this clause (b) shall be applied ratably to prepay the Notes outstanding on a pro rata basis based on the principal amount of Notes outstanding.

(c)               Following receipt by the Company or any of its Subsidiaries of any Net Equity Proceeds, the Company shall prepay the Notes in an amount equal to the lesser of (x) the aggregate principal amount outstanding of the Notes and (y) the aggregate amount of such Net Equity Proceeds, within three (3) Business Days after receipt thereof by the Company or any of its Subsidiaries. Prepayments of the Notes made pursuant to this clause (c) shall be applied ratably to prepay the Notes outstanding on a pro rata basis based on the principal amount of Notes outstanding.

(d)               Following receipt by any Non-Recourse Subsidiary of the proceeds of any Specified Non-Recourse Subsidiary Indebtedness, the Company shall, upon expiration of the twelve-month period specified in the definition of the term “Specified Non-Recourse Subsidiary Indebtedness” in respect thereof, prepay the Notes in an amount equal to the lesser of (x) the aggregate principal amount outstanding of the Notes and (y) the aggregate amount of such Indebtedness. Prepayments of the Notes made pursuant to this clause (d) shall be applied ratably to prepay the Notes outstanding on a pro rata basis based on the principal amount of Notes outstanding.

(e)               Each holder of the Notes may elect, by written notice to the Agent, at or prior to the time and in the manner specified by the Agent, prior to any prepayment required to be made by the Company pursuant to this Section 8.3, to decline all or a portion of its applicable percentage of such prepayment (such declined amounts, the “Declined Proceeds”) in which case such Declined Proceeds may be retained by the Company. If a holder of a Note fails to deliver a notice of election declining receipt of its applicable percentage of such mandatory prepayment to the Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such holder’s applicable percentage of the total amount of such mandatory prepayment of Notes.

Section 8.4.               Prepayment for Tax Reasons.  (a) If at any time as a result of a Change in Tax Law (as defined below) the Company is or becomes obligated to make any Additional Payments (as defined below) in respect of any payment on account of any of the Notes, the Company may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice”) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than thirty (30) days nor more than sixty (60) days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and stating that all of the affected Notes shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment, except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company no more than twenty (20) days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice”). The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note. Upon a Tax Prepayment Notice having been given as aforesaid to each holder of the affected Notes, the principal amount of such Notes together with interest accrued thereon to the date of such prepayment shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid.

(b)               No prepayment of the Notes pursuant to this Section 8.4 shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment.

(c)               The Company may not offer to prepay Notes pursuant to this Section 8.4 (i) if the Company reasonably believes those Notes are held by holders that are entitled to claim an exemption from Tax imposed by the United Kingdom on interest payable to such holders under a Tax Treaty (as defined under Section 8.4(d) below), unless the Company has requested such holders to provide any Form or otherwise complete procedural formalities in accordance with, and in the time period provided by, Article 13(c), and such holders have failed to provide the Forms or complete procedural formalities.

(d)               For purposes of this Section 8.4: “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Article 13; and a “Change in Tax Law” means (individually or collectively with one or more prior changes) an amendment to, or change in (including any repeal of), (i) any Law, rule or regulation of the United Kingdom (x) in respect of any Notes issued on the First Purchase Date, after the First Purchase Date or (y) in respect of any Notes issued on the Second Purchase Date, after the Second Purchase Date, or (ii) an amendment to, or change in, any double taxation agreement or convention between the United Kingdom and another jurisdiction (a “Treaty”) after the date on which repeal or other withdrawal of Section 882 of the Income Tax Act 2007 of the United Kingdom is effective, or, in each case, an amendment to, or change in, a published concession or published practice of any taxing authority of, or an official interpretation, administration or application of, such Law, rule, regulation or Treaty after the relevant date above, which amendment or change is in force and continuing and meets the opinion requirement described below. No such amendment or change shall constitute a Change in Tax Law unless the same would in the opinion of the Company (which shall be supported by a written opinion of counsel having recognized expertise in the field of taxation in the United Kingdom delivered to the Agent (for further distribution to all holders of the Notes) prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law) require the withholding or deduction of any Tax imposed by the United Kingdom on any payment payable on the Notes.

Section 8.5.               Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes pursuant to Section 8.2, Section 8.3 and Section 8.4, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.6.               Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Article 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and any premium and Make-Whole Amount, if any, together with any other amount payable hereunder or under any other Note Document. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and any premium and Make-Whole Amount, if any as aforesaid, together with any other amount payable hereunder or under any other Note Document, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.7.               Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer pursuant to the preceding clause (b) shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least fifteen (15) Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least ten (10) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.8.               Make-Whole Amount.

The terms “Make-Whole Amount” mean, with respect to any Note, the greater of (a) 1% of the principal amount of such Note at such time and (b) the excess of (A) the present value at such time of (i) the redemption price of such Note, which corresponds to 102%, exclusive of any accrued interest to such redemption date, plus (ii) any required interest payments due on such Note through and including the date that is the third anniversary of the First Purchase Date in the case of the Series 1 Notes (or, if the Prepayment Triggering Event has occurred in respect of the relevant prepayment, through and including the date that is the second anniversary of the First Purchase Date); the date that is the fourth anniversary of the First Purchase Date in the case of the Series 2 Notes (or, if the Prepayment Triggering Event has occurred in respect of the relevant prepayment, through and including the date that is the third anniversary of the First Purchase Date); and the date that is the fifth anniversary of the First Purchase Date in the case of the Series 3 Notes (or, if the Prepayment Triggering Event has occurred in respect of the relevant prepayment, through and including the date that is the fourth anniversary of the First Purchase Date) (excluding, in each case, accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Bund Rate plus 50 basis points, over (B) the principal amount of such Note, provided that the Make-Whole Amount may not in any event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Bund Rate” means, with respect to any relevant date, the rate per annum equal to the equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(1)                “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to the date that is the third anniversary of the First Purchase Date in the case of the Series 1 Notes (or, if the Prepayment Triggering Event has occurred in respect of the relevant prepayment, to the date that is the second anniversary of the First Purchase Date); the date that is the fourth anniversary of the First Purchase Date in the case of the Series 2 Notes (or, if the Prepayment Triggering Event has occurred in respect of the relevant prepayment, to the date that is the third anniversary of the First Purchase Date); and the date that is the fifth anniversary of the First Purchase Date in the case of the Series 3 Notes (or, if the Prepayment Triggering Event has occurred in respect of the relevant prepayment, to the date that is the fourth anniversary of the First Purchase Date), and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to the date that is the third anniversary of the First Purchase Date in the case of the Series 1 Notes (or, if the Prepayment Triggering Event has occurred in respect of the relevant prepayment, to the date that is the second anniversary of the First Purchase Date); the date that is the fourth anniversary of the First Purchase Date in the case of the Series 2 Notes (or, if the Prepayment Triggering Event has occurred in respect of the relevant prepayment, to the date that is the third anniversary of the First Purchase Date); and the date that is the fifth anniversary of the First Purchase Date in the case of the Series 3 Notes (or, if the Prepayment Triggering Event has occurred in respect of the relevant prepayment, to the date that is the fourth anniversary of the First Purchase Date); provided, however, that if the period from such redemption date to the relevant date specified above for the Series 1 Notes, Series 2 Notes or Series 3 Notes, as applicable, is less than one year, a fixed maturity of one year shall be used;

(2)                “Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Company obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3)                “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Company in good faith; and

(4)                “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Company of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third Business Day preceding the relevant date.

Section 8.9.               Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

ARTICLE 9
Affirmative Covenants.

From the date of this Agreement until the First Purchase Date and thereafter, so long as any of the Notes are outstanding, the Company and, except in the case of the covenants set forth in Section 9.1, Section 9.2, Section 9.3 and Section 9.10, each other Note Party, shall:

Section 9.1.               Financial Statements.  Deliver to the Agent, for further distribution to the holders of the Notes:

(a)               as soon as available, but in any event within one hundred twenty (120) days (or earlier as may be required for the filing of the Company’s financial statements by the SEC) after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with the Applicable Accounting Principles, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)               as soon as available, but in any event within sixty (60) days (or earlier as may be required for the filing of the Company’s financial statements by the SEC) after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with the Applicable Accounting Principles, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)               as soon as available, but in any event on or prior to the earlier of (i) the date that is thirty (30) days after the end of each fiscal year of the Company or (ii) the date on which such information is delivered to the relevant lenders under the Senior Secured Credit Facility, an annual business plan and budget of the Company and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Company of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries on a monthly basis for the immediately following fiscal year; and

(d)               as soon as available, but in any event on or prior to the earlier of (i) the date that is thirty (30) days after the end of each fiscal year of the Company or (ii) the date on which such information is delivered to the relevant lenders under the Senior Secured Credit Facility, an Officer’s Certificate certifying as to the list of names of all Immaterial Subsidiaries for the preceding fiscal quarter, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitations set forth in clause (b) of the definition “Immaterial Subsidiary.”

As to any information contained in materials furnished pursuant to (b), the Company shall not be separately required to furnish such information under Section 9.1(a) or Section 9.1(b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in Sections 9.1(a) and 9.1(b) above at the times specified therein.

Section 9.2.               Certificates; Other Information.  Deliver to the Agent, for further distribution to the holders of the Notes:

(a)               concurrently with the delivery of the financial statements referred to in Section 9.1(a) and Section 9.1(b), a duly completed Compliance Certificate signed by the Senior Financial Officer; and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b)               promptly after any request by the Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Note Party by independent accountants in connection with the accounts or books of any Note Party or any of its Subsidiaries (including any Non-Recourse Subsidiaries), or any audit of any of them;

(c)               promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto;

(d)               promptly, and in any event within fifteen (15) Business Days after receipt thereof by any Note Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Note Party or any Subsidiary thereof;

(e)               (i) not later than ten (10) Business Days after receipt thereof by any Note Party or any Subsidiary thereof (including any Non-Recourse Subsidiary), copies of all notices of “default,” “event of default,” “termination event” or similar event under or pursuant to any instrument, indenture, loan or credit or similar agreement in respect of Indebtedness (other than intercompany Indebtedness) in an amount equal to or exceeding the Threshold Amount and, from time to time upon any request by the Agent, such information and reports regarding such debt instruments, indentures and loan and credit and similar agreements in respect of Indebtedness (other than intercompany Indebtedness) in an amount equal to or exceeding the Threshold Amount as the Agent may reasonably request, (ii) upon any request by the Agent, the applicable recent asset-related reporting on assets corresponding to the ACT, ATS, Solana, Mojave and Solaben 1 and 6 Projects, (iii) project-level reporting regarding a Non-Recourse Subsidiary in case there is any default at the level of such Non-Recourse Subsidiary, for as long as such default remains outstanding, and (iv) to the extent not otherwise required to be delivered to the Agent hereunder, notices actually delivered to the administrative agent and the lenders under the Senior Secured Credit Facility Agreement or, if the Senior Secured Credit Facility Agreement is no longer in effect, under the agreement governing the principal bank facility then available to the Company;

(f)               as soon as available, but in any event within thirty (30) days after the end of each fiscal year of the Company, a report supplementing Schedule 6.8(c) and Schedule 6.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, such report to be signed by a Responsible Officer of the Company; provided that, notwithstanding the foregoing, the Company shall have no obligation to supplement Schedule 6.8(c) following the date hereof with respect to unsecured Indebtedness permitted under Section 10.2(a)(ii);

(g)               promptly, and in any event within fifteen (15) Business Days after the consummation of any Acquisition, a report supplementing Schedule 6.13 containing a description of all changes in the information included in such Schedule as may be necessary for such Schedule to be accurate and complete, such report to be signed by a Responsible Officer of the Company;

(h)               promptly after a reasonable request of the Collateral Agent, any information the Collateral Agent may require regarding the Collateral and the compliance of the Note Parties with the terms of any Collateral Document; and

(i)                promptly after a reasonable request of the Agent, all documentation and other information required by the Agent, Collateral Agent, Purchasers or holders of a Note in order for such Person to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(j)                Documents required to be delivered pursuant to Section 9.1(a) or Section 9.1(b) or Section 9.1(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 19 and provides written notice thereof to the Agent; or (2) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each of the holders of a Note or the Agent have access (whether a commercial or third-party website or whether sponsored by the Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Agent and the holders of the Notes upon any of their requests to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such holder and (ii) the Company shall notify the Agent and the holders of the Notes (by facsimile or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Neither the holders of the Notes nor the Agents shall have an obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event the holders of the Notes and the Agents shall have no responsibility to monitor compliance by the Company with any such request by a holder of a Note or an Agent for delivery, and each holder of a Note or Agent shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Agents will make available to the holders of a Note materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks, Debtdomain, Syndtrak, ClearPar, or another similar electronic system (the “Platform”), and (b) certain of the Purchasers or holders of a Note (each, a “Public Noteholder”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Noteholders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Agents, the Purchasers and the holders of the Notes to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Company Materials constitute Confidential Information, they shall be treated as set forth in Article 20 ); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agents and the Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 9.3.               Notices.  Promptly notify the Agent for further distribution to the holders of the Notes of:

(a)               the occurrence of any Default or Event of Default;

(b)              any matter that has resulted or would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including (i) breach or non-performance in any material respect of, or any default under, a Contractual Obligation of the Company or any Subsidiary (including any Non-Recourse Subsidiary); (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary (including any Non-Recourse Subsidiary) and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation, arbitration or proceeding affecting the Company or any Subsidiary (including any Non-Recourse Subsidiary), including pursuant to any applicable Environmental Laws;

(c)               the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect;

(d)               any material change in accounting policies or financial reporting practices by any Note Party;

(e)              any event, the occurrence of which would require the Company to make a mandatory prepayment pursuant to Section 8.3;

(f)                the occurrence of any default or event of default under, or breach or violation of any provision contained in, any instrument or agreement evidencing, securing or relating to (i) Non-Recourse Indebtedness of any Material Non-Recourse Subsidiary, or (ii) Non-Recourse Indebtedness of any Non-Recourse Subsidiary (other than any Material Non-Recourse Subsidiary), in each case that would reasonably be expected to have a Material Adverse Effect; and

(g)              any announcement by any Rating Agency of any negative change in a Debt Rating issued by such Rating Agency.

Each notice pursuant to this Section 9.3 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 9.3(a) shall describe in reasonable detail all provisions of this Agreement and any other Note Document that has been breached.

Section 9.4.               Payment of Obligations.  (a) Pay and discharge, as the same shall become due and payable, (i) all its material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets unless the same are being contested in good faith and with respect to which adequate reserves have been made in accordance with Applicable Accounting Principles (to the extent required thereby) and (ii) all lawful claims which, if unpaid, would by Law become a Lien upon its property; and (b) timely file all material Tax returns required to be filed.

Section 9.5.               Preservation of Existence, Center of Main Interests and Establishments, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 10.4 or Section 10.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (d) in the case of each Note Party incorporated in a country which has adopted the Regulation, for the purposes of the Regulation, maintain its center of main interest (as that term is used in Article 3(1) of the Regulation) in its original jurisdiction and not maintain an “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

Section 9.6.               Maintenance of Properties.  (a) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (ii) make all necessary repairs thereto and renewals and replacements thereof, and (b) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 9.7.               Maintenance of Insurance.  Maintain with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

Section 9.8.               Compliance with Laws.  Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 9.9.               Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with Applicable Accounting Principles consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such other Note Party, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such other Note Party, as the case may be.

Section 9.10.             Inspection Rights.  Permit representatives, delegates and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the cost and expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice (but not shorter than five Business Days) to the Company; provided that the foregoing shall, unless an Event of Default has occurred and is continuing, occur not more than once during any fiscal year of the Company; provided, further, that unless an Event of Default exists that is reasonably associated to a Project of the Company or any of its Subsidiaries, no such visit or inspection to such Project shall be permitted; provided, further, that when an Event of Default exists the Agent may do any of the foregoing at the cost and expense of the Company at any time during normal business hours and without advance notice at such reasonable times during normal business hours. Notwithstanding anything to the contrary herein, none of the Note Parties or any of their respective Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Agent or any holder of a Note (or their respective representatives or contractors) is prohibited by applicable Law or any bona fide binding agreement entered into with a non-affiliated third party or (c) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 9.11.             Use of Proceeds.  Use the proceeds of the Notes issued on the First Purchase Date for the repayment of Tranche B Loans (as such term is defined under the Senior Secured Credit Facility Agreement) of the Senior Secured Credit Facility which shall be fully prepaid and the corresponding commitments shall be fully canceled, in each case on the First Purchase Date, and to pay certain costs, fees and expenses in connection therewith. Use the proceeds of the Notes issued on the Second Purchase Date, if any, for general corporate purposes.

Section 9.12.             Covenant to Guarantee Obligations and Give Security.

(a)               Upon (x) the formation or acquisition of any new direct or indirect Subsidiary (other than any Immaterial Subsidiary, any Non-Recourse Subsidiary or any Subsidiary satisfying the requirements of Section 9.12(c)(ii)(a) or (b), as applicable) by any Note Party, (y) a Non-Recourse Subsidiary no longer qualifying as a Non-Recourse Subsidiary but remaining a direct or indirect Subsidiary of any Note Party or (z) any Subsidiary ceasing to satisfy the requirements of Section 9.12(c)(ii)(a) or (b), as applicable, then, in each case, the Company shall, at the Company’s expense:

(i)            within thirty (30) days after any such event, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Agent a Guarantor Accession Agreement or a guaranty or guarantor accession agreement in form and substance satisfactory to the Agent (acting upon the instruction of the Required Holders), guaranteeing the other Note Parties’ obligations under the Note Documents;

(ii)           within thirty (30) days after any such event, furnish to the Agent (a) a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Agent (acting upon the instruction of the Required Holders), and (b) such documents of the types described in Section 4.1(a)(iv) and Section 4.1(a)(v);

(iii)          within forty five (45) days after any such event, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Agent a Pledge Agreement or a supplement to a Pledge Agreement, as specified by and in form and substance satisfactory to the Agent (acting upon the instruction of the Required Holders) (including delivery of all certificates, if any, representing the Equity Interests in and of, and Indebtedness owed to or by, such Subsidiary, and other instruments securing payment of all the Secured Obligations of such Subsidiary or such parent, as the case may be, under the Note Documents and constituting Liens on all such personal properties);

(iv)          within forty-five (45) days after any such event, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of UCC financing statements, if applicable) may be necessary or advisable in the opinion of the Agent (acting upon the instruction of the Required Holders) to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Pledge Agreements delivered pursuant to this Section 9.12, enforceable against all third parties in accordance with their terms; and

(v)           within sixty (60) days after any such event, deliver to the Agent, upon its request in its sole discretion, a signed copy of a favorable opinion, addressed to the Agent and the other Secured Parties, of counsel for the Note Parties acceptable to the Agent and qualified in the relevant jurisdiction as reasonably determined by the Agent as to the matters contained in clauses (i), (iii) and (iv), and as to such other matters as the Agent may reasonably request.

(b)               In furtherance of the foregoing provisions of this Section 9.12, upon the acquisition of any Equity Interests by any Note Party (other than in any Non-Recourse Subsidiary, in any Immaterial Subsidiary, or in any Subsidiary satisfying the requirements of Section 9.12(c)(ii)(b)) or the extension of any Indebtedness by or to any Subsidiary of the Company or any Guarantor (other than to any Non-Recourse Subsidiary), if such Equity Interests or Indebtedness shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, such Note Party shall, at the Company’s expense, deliver and shall cause each of the applicable Note Parties to deliver such documentation as the Collateral Agent may reasonably deem necessary in connection with the creation, perfection, protection or maintenance of such security interest, including pledge agreements, UCC financing statements, certified resolutions and other organizational and authorizing documents of the grantor of a security interest, favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Collateral Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Article 4 all in form, content and scope reasonably satisfactory to each of the Agents (and in the case of the Agent, acting upon the instruction of the Required Holders).

(c)               Notwithstanding the foregoing, (i) to the extent that any limitations or restrictions set forth in any Contractual Obligation to which the Company or Abengoa Concessions Brasil Holding S.A., ASO Holding LLC and Mojave Holding LLC is a party, prevent such Subsidiary from guaranteeing the Obligations of the Company or any other Guarantor, such Subsidiary shall not be required to become a Guarantor hereunder, (ii) (a) to the extent that any limitations or restrictions set forth in Contractual Obligations (to the extent entered into in good faith) to which any Subsidiary of the Company or any Guarantor is a party, prevent such Subsidiary from guaranteeing the Obligations of the Company or any other Guarantor, such Subsidiary shall not be required to become a Guarantor hereunder during any time that such limitation or restriction remains in effect or (b) to the extent that applicable Law prohibits a Subsidiary from guaranteeing obligations of its Affiliates, such Subsidiary shall not be required to become a Guarantor hereunder to the extent prohibited from doing so under applicable Law during any time that such applicable Law remains in effect, and (iii) (a) to the extent that any limitations or restrictions set forth in Contractual Obligations (to the extent entered into in good faith) to which any Subsidiary of the Company or any Guarantor is a party, prevent such Subsidiary from pledging the Equity Interests of its Affiliates, such Subsidiary shall not be required to become an Equity Pledgor hereunder in respect of such Equity Interests during any time that such limitation or restriction remains in effect or (b) to the extent that applicable Law prohibits a Subsidiary from pledging the Equity Interests of its Affiliates, such Subsidiary shall not be required to become an Equity Pledgor hereunder in respect of such Equity Interests to the extent prohibited from doing so under applicable Law during any time that such applicable Law remains in effect; provided that the Company or such Subsidiary shall exercise commercially reasonable efforts to remove any limitation, restriction, or prohibition in any Refinancing or Indebtedness evidencing such limitation, restriction, or prohibition, in each case of Section 9.12(c)(i), (ii) and (iii).

(d)               Notwithstanding anything to the contrary herein or in any other Note Document (including Article 4, Section 9.12(a)(iii) and Section 9.12(b)) of this Agreement, neither the Company nor any Subsidiary of the Company shall be required to pledge any Indebtedness if (i) the creation of a Lien on such Indebtedness is restricted by, and with respect to which a Lien has been created or is purported to be created under, any Contractual Obligation evidencing or securing Non-Recourse Indebtedness or (ii) the creation of a Lien on such Indebtedness is restricted under Contractual Obligations evidencing or securing Non-Recourse Indebtedness.

(e)               The Company shall promptly provide to the Agent a certificate signed by its Responsible Officer describing in reasonable detail the reason(s) that prevent any Subsidiary from becoming a Guarantor, pledging Equity Interests or pledging any Indebtedness pursuant to Section 9.12(a), Section 9.12(b) or Section 9.12(c).

(f)                Notwithstanding anything to the contrary in this Section 9.12, in the case of a Subsidiary incorporated under the laws of the Republic of South Africa, the foregoing provisions of this Section 9.12 shall be subject to the prior receipt by such Subsidiary of the relevant South African Exchange Control Approval in respect of such Subsidiary granting the guaranty or becoming party to the accession agreement, the Pledge Agreement or a supplement to a Pledge Agreement (as the case may be) referred to in this Section 9.12.

Section 9.13.             Compliance with Environmental Laws.  Except as would not reasonably be expected to have a Material Adverse Effect: (a) comply, and cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) timely obtain and renew all Environmental Permits necessary for its operations and properties; (c) and conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any of the properties owned, leased or operated by it in accordance with the requirements of all Environmental Laws; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with Applicable Accounting Principles.

Section 9.14.             Further Assurances.  Promptly upon any request by any of the Agents, the Purchasers or the holders of the Notes, (i) correct any material defect or error that may be discovered in any Note Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as any of the Agents, the Purchasers or the holders of the Notes, may reasonably require from time to time in order to (a) carry out more effectively the purposes of the Note Documents, (b) to the fullest extent permitted by applicable Law, subject any Note Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (c) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, (d) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Note Document or under any other instrument executed in connection with any Note Document to which any Note Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so and (e) facilitate the realization of the Collateral.

Section 9.15.             Information Regarding Collateral.  Not effect any change (i) in any Note Party’s legal name, (ii) in the location of any Note Party’s chief executive office, (iii) in any Note Party’s identity or organizational structure or (iv) in any Note Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (a) it shall have given the Agent not less than fifteen (15) days’ prior written notice (in the form of a certificate signed by a Responsible Officer), or such lesser notice period agreed to by the Agent (if any) (acting upon the instruction of the Required Holders), of its intention so to do, clearly describing such change and (b) it shall have taken all action reasonably satisfactory to the Agent (acting upon the instruction of the Required Holders) to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. The Company agrees to promptly provide, or cause the applicable Note Parties to promptly provide, the Agents with certified Organization Documents reflecting any of the changes described in the preceding sentence.

Section 9.16.             Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it and enforce each such Material Contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 9.17.             Maintenance of Rating.  In the case of the Company, at all times use commercially reasonable efforts to maintain a corporate credit rating of the Company and a rating in respect of the Notes, the Senior Credit Facility, the Senior Notes or any other secured Indebtedness that ranks pari passu with the Notes, in each case from at least one Rating Agency (but, in each case, not to maintain a specific rating from any Rating Agency).

Section 9.18.             Maintenance of Listing of Capital Stock.  In the case of the Company, at all times use commercially reasonable efforts to maintain a listing of Company’s capital stock on the NASDAQ Stock Market, the NYSE stock exchange or any successor stock exchange.

Section 9.19.             Maintenance of Listing of the Notes.  The Company shall use its commercially reasonable efforts to list the Notes on a stock exchange designated as a “recognised stock exchange” for the purposes of Section 1005 of the Income Tax Act 2007 of the United Kingdom (or any successor provision thereof), and shall from time to time take such other reasonable actions as shall be necessary to maintain any listing of the Notes in accordance with the terms of this Section 9.19; provided that, if such listing of the Notes shall be obtained and it is or it subsequently becomes impracticable or unduly burdensome, in the good faith determination of the Company, to maintain, due to changes in listing requirements, Laws and regulations occurring subsequent to the First Purchase Date, the Company may delist the Notes from the then applicable stock exchange; and, in the event of any such de-listing, the Company shall use its commercially reasonable efforts to obtain and maintain an alternative admission to listing, trading and/or quotation of the Notes by another listing authority, exchange or system designated as a “recognised stock exchange” for the purposes of Section 1005 of the Income Tax Act 2007 of the United Kingdom (or any successor provision thereof) as the Company may reasonably decide.

Section 9.20.             Source of Consolidated Revenue. The Company shall ensure that at least 50% of its aggregate consolidated revenue in each Rolling Period commencing on January 1, 2017 is generated from the operations of the Company and its Subsidiaries in countries that are members of the Organization for Economic Co-operation and Development.

Section 9.21.             Post-Closing Undertakings.

(a)               Ensure that (i) within thirty (30) Business Days after the entering into effect of the Amendment to the Intercreditor Agreement, the Agent shall have received, in form and substance satisfactory to the Agent, evidence of the registration of the public deed dated February 1st, 2017, entered into by and among the Company, ABY Concessions Infrastructures, S.L.U. and ABY Concessions Perú S.A. (for the formalization of an effective pledge over the 9’937,500 shares issued by ABY Concessions Perú S.A. in favor of the Company) with the Contracts Public Registry (Registro Mobiliario de Contratos) provided that such term could be extended to an additional thirty (30) Business Days period if the applicable registrar raises an observation to the registration request; (ii) within five (5) Business Days after the entering into effect of the Amendment to the Intercreditor Agreement, the Agent shall have received, in form and substance satisfactory to the Agent, evidence of (A) the filing of the Peruvian Amendment to Pledge Agreement with the Contracts Public Registry (Registro Mobiliario de Contratos); and (B) an executed entry of the stock ledger (Libro de Matrícula de Acciones) of ABY Concessions reflecting the annotation of the Peruvian Amendment to Pledge Agreement in accordance with the terms of the Peruvian Amendment to Pledge Agreement; and (iii) within thirty-five (35) Business Days after the entering into effect of the Amendment to the Intercreditor Agreement, the Agent shall have received, in form and substance satisfactory to the Agent, evidence of the registration of the Peruvian Amendment to Pledge with the Contracts Public Registry (Registro Mobiliario de Contratos) provided that such term could be extended to an additional thirty (30) Business Days period if the applicable registrar raises an observation to the applicable registration request;

(b)               Ensure that, within ten (10) Business Days after the entering into effect of the Amendment to the Intercreditor Agreement, the Agent shall have received, in form and substance satisfactory to the Agent, evidence of the completion of the registry in the Sole Registry of Guaranties over Goods (Registro Único de Garantías Mobiliarias) of the Mexican Amendment to Pledge Agreement; and

(c)               Ensure that, within thirty (30) Business Days after the date hereof, the Agent shall have received, in form and substance satisfactory to the Agent, evidence of the South African Exchange Control Approval in relation to the entry into and performance by ABY South Africa Proprietary Limited of its obligations under the Note Documents to which it is a party and that such South African Exchange Control Approval is not subject to any conditions which are not acceptable to the Agent.

ARTICLE 10
Negative Covenants.

From the date of this Agreement until the First Purchase Date and thereafter, so long as any of the Notes are outstanding, no Note Party shall (nor shall any Note Party permit, if specified below, any Non-Recourse Subsidiary to):

Section 10.1.             Liens.  Create, incur, assume or suffer to exist, or permit any Subsidiary (including any Non-Recourse Subsidiary) to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC or other Law of any jurisdiction a financing statement (or equivalent filing or registration) that names any Note Party or any of its Subsidiaries (including any Non-Recourse Subsidiary) as debtor, or assigns any accounts or other right to receive income, other than the following:

(a)               With respect to the Company or any other Note Party and their respective Subsidiaries (other than any Non-Recourse Subsidiaries):

(i)            Liens pursuant to any Note Document;

(ii)           Liens existing on the date hereof and listed on Schedule 6.8(b) and any renewals or extensions thereof; provided that (a) the property covered thereby is not changed (other than after-acquired property that is affixed or incorporated into the property covered thereby), (b) the amount secured or benefited thereby is not increased and (c) the direct or any contingent obligor with respect thereto is not changed;

(iii)          Liens securing Indebtedness under cash pooling and Swap Contracts and Liens securing or arising by reason of any netting or set off arrangement entered into in the ordinary course of banking or other trading activities;

(iv)          Liens on cash and Cash Equivalents securing Indebtedness incurred to finance an acquisition of assets or a business or multiple businesses; provided that within 180 days from the date the related Indebtedness was incurred, such cash or Cash Equivalents are used to (a) fund an Acquisition (or a similar transaction), including any related fees and expenses, and the related Indebtedness is (1) secured by Liens otherwise permitted under this covenant or (2) unsecured; or (b) retire or repay the Indebtedness that it secures and to pay any related fees and expenses;

(v)           Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(vi)          Liens securing insurance premium financing arrangements;

(vii)         Liens in favor of credit card companies pursuant to agreements therewith;

(viii)        Liens securing cash management services in the ordinary course of business;

(ix)           Liens on Equity Interests owned by a Guarantor in any Non-Recourse Subsidiary pursuant to a Non-Recourse Indebtedness Pledge Agreement;

(x)           other Liens on the Collateral securing Indebtedness permitted under Section 10.2(a)(xi); provided that the lenders or providers of such Indebtedness shall have executed or acceded to the Intercreditor Agreement prior to or concurrently with the incurrence of such Indebtedness and Liens; and

(b)              With respect to the Company or any other Note Party and their respective Subsidiaries (including any Non-Recourse Subsidiaries):

(i)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with Applicable Accounting Principles or security has been posted in respect thereof;

(ii)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or any similar pension benefit plan;

(iii)          deposits to secure the performance of statutory obligations, surety and appeal bonds incurred in the ordinary course of business;

(iv)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(h);

(v)           Liens securing Indebtedness permitted under Section 10.2(b)(i);

(vi)          Liens of a Non-Recourse Subsidiary in respect of Non-Recourse Indebtedness;

(vii)          Liens of a Non-Recourse Subsidiary permitted pursuant to any Contractual Obligation evidencing or securing Non-Recourse Indebtedness to which it is a party;

(viii)        Liens on property of any Non-Recourse Subsidiary or Subsidiary of a Guarantor that is not itself a Guarantor existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 10.2(b)(i);

(ix)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(x)            Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(xi)           any zoning or similar Law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xii)          non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Company or such Subsidiary;

(xiii)        any agreement to lease, option to lease, license, sub-lease or other right to occupancy assumed or entered by or on behalf of the Company or any Subsidiary in the ordinary course of its business;

(xiv)        reservations, limitations, provisos and conditions, if any, expressed in any grants from any Governmental Authority or any similar authority; and

(xv)         Liens on real estate in connection with the financing of the acquisition or development thereof, provided that facilities are or will be located on such property or assets primarily for the use of the Company or any of its Subsidiaries.

Section 10.2.             Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (or permit any Non-Recourse Subsidiary to do so), except:

(a)              With respect to the Company or any other Note Party and their respective Subsidiaries (other than any Non-Recourse Subsidiaries):

(i)            Indebtedness under the Note Documents;

(ii)           Indebtedness of a Subsidiary of the Company owed to the Company or a Subsidiary of the Company (other than a Non-Recourse Subsidiary), which Indebtedness shall be otherwise permitted under the provisions of Section 10.3;

(iii)          Indebtedness outstanding on the date hereof and listed on Schedule 10.2;

(iv)          obligations (contingent or otherwise) existing or arising under any Swap Contract (including any Secured Hedge Agreement), provided that (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and not for speculative purposes and (b) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(v)           Guarantees by the Company or any of its Subsidiaries (other than Non-Recourse Subsidiaries) in respect of Indebtedness (other than intercompany Indebtedness and Indebtedness incurred pursuant to Section 10.2(xi)) otherwise permitted hereunder of the Company or any other Guarantor;

(vi)          Guarantees by any Note Party and their respective Subsidiaries in the ordinary course of business of obligations of such Note Party or Subsidiary to non‑affiliated suppliers, customers, franchisees and licensees; provided that each such Subsidiary may only incur such Indebtedness with respect to another Subsidiary that is the direct or indirect parent of such Subsidiary;

(vii)         Indebtedness of the Note Parties and their respective Subsidiaries providing for indemnification, adjustment of purchase price or similar price or similar obligations in connection with the acquisition of any business, assets or Equity Interest of a Subsidiary after the date hereof;

(viii)        Indebtedness constituting reimbursement obligations with respect to letters of credit, banker’s acceptances or similar instruments or obligations issued in the ordinary course of business; provided that upon the drawing or other funding of such letters of credit or other instruments or obligations, such drawings or fundings are reimbursed within seven days;

(ix)           Indebtedness under cash pooling arrangements and Swap Obligations (with respect to currency risk, interest rate risks, commodity risks and price risks) in the ordinary course of business;

(x)            (a) the factoring of accounts receivable and (b) reverse factoring or confirming or accounts payable, in each case arising in the ordinary course of business pursuant to customary arrangements;

(xi)          other Indebtedness provided that:

(a)          the principal obligor under any such Indebtedness is the Company or a Permitted SPV and any guarantor of any such Indebtedness is a Guarantor;

(b)          such Indebtedness is senior Indebtedness, whether unsecured or secured on the Collateral to the extent permitted pursuant to Section 10.1(a)(x);

(c)          other than with respect to any Permitted Working Capital Facility, if such Indebtedness is unsecured, either the Average Life of such Indebtedness is greater than the Average Life of the Series 3 Notes or the holders of such Indebtedness shall have acceded to an intercreditor agreement on terms and conditions satisfactory to the Required Holders;

(d)          other than with respect to any Permitted Working Capital Facility, if such Indebtedness is unsecured, the stated maturity of such Indebtedness is at least three months later than the stated maturity of the Series 3 Notes or the holders of such Indebtedness shall have acceded to an intercreditor agreement on terms and conditions satisfactory to the Required Holders;

(e)          the Company maintains a Leverage Ratio of no greater than (1) prior to January 1, 2017, 5.00:1.00 and (2) on and after January 1, 2017, 4.75:1.00 and (3) on or after January 1, 2020, 4.50:1.00, in each case immediately before and immediately after giving Pro Forma Effect to the incurrence of such Indebtedness and, if applicable, the repayment of the Indebtedness or the Acquisition(s) to be financed with the proceeds of such Indebtedness, such compliance to be determined on the basis of the financial information most recently delivered to the Agent pursuant to Section 9.1(a) or Section 9.1(b) as though such Indebtedness had been incurred as of the first day of the Measurement Period covered thereby;

(f)           no Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness;

(g)          the aggregate amount of any Indebtedness (including Indebtedness existing or arising under any Secured Hedge Agreement) that may be secured by the Collateral at any one time outstanding shall not exceed the greater of (x) $550,000,000 and (y) an amount such that, after giving effect to the incurrence thereof, the Company could incur not less than $1.00 of additional Indebtedness and still maintain a Leverage Ratio of no greater than 3.50:1.00;

(h)          if such Indebtedness is secured by the Collateral, the creditors and creditor representatives in respect of such Indebtedness shall have acceded to the Intercreditor Agreement;

(i)           other than with respect to Permitted Refinancing Indebtedness or any Permitted Working Capital Facility, no such Indebtedness under this clause (xi) may be incurred at any time that (w) no Rating Agency maintains a corporate credit rating of the Company or rating in respect of the Notes, the Senior Secured Credit Facility, the Senior Notes or any other secured Indebtedness that ranks pari passu with the Notes at such time, (x) the corporate credit ratings of the Company at such time maintained by two Rating Agencies shall be lower than the Existing Ratings of such Rating Agencies (or if two Rating Agencies shall not maintain corporate credit ratings of the Company at such time, the ratings in respect of the Notes, the Senior Secured Credit Facility, the Senior Notes or any other secured Indebtedness that ranks pari passu with the Notes of two Rating Agencies at such time, as applicable, shall be lower than the Existing Ratings of such Rating Agencies), (y) only one Rating Agency maintains a corporate credit rating of the Company at such time and such corporate credit rating is lower than the Existing Rating of such Rating Agency or (z) no Rating Agency maintains a corporate credit rating of the Company at such time and only one Rating Agency maintains a rating in respect of the Notes, the Senior Credit Facility, the Senior Notes or any other secured Indebtedness that ranks pari passu with the Notes at such time, as applicable, if such rating is lower than the Existing Rating of such Rating Agency; and

(j)           an Officer’s Certificate from the Company certifying that the requirements set forth in clauses (a) through (i) above have been satisfied is delivered to the Agent.

(b)              With respect to the Company or any other Note Party and their respective Subsidiaries (including any Non-Recourse Subsidiaries):

(i)            (a) Non-Recourse Indebtedness incurred by a Non-Recourse Subsidiary, and (b) Non-Recourse Indebtedness incurred by any Note Party in respect of, and solely to the extent of, any collateral secured by a Non-Recourse Indebtedness Pledge Agreement, and, in the case of clauses (a) and (b), any Refinancing thereof to the extent such Refinanced Indebtedness constitutes Non-Recourse Indebtedness;

(ii)           Indebtedness of the Note Parties and their respective Subsidiaries (including Non-Recourse Subsidiaries) incurred in respect of worker’s compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company and its Subsidiaries (including Non-Recourse Subsidiaries) in the ordinary course of business;

(iii)          Indebtedness of a Non-Recourse Subsidiary permitted pursuant to any Contractual Obligation evidencing or securing Non-Recourse Indebtedness to which it is a party;

(iv)          Indebtedness arising from honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or credit lines in the ordinary course of business; provided that such Indebtedness is disbursed within seven days of incurrence; and

(v)           advance payments received from customers for goods and services purchased and credit periods in the ordinary course of business.

Section 10.3.             Investments.  Make or hold any Investments, except:

(a)               Investments held by the Company and the other Note Parties in the form of Cash Equivalents;

(b)              (i) Investments by the Company and the other Note Parties in their respective Subsidiaries outstanding on the date hereof and set forth on Schedule 6.8(c); (ii) additional Investments by any Note Party in another Note Party or in a Non-Recourse Subsidiary; and (iii) Investments of the Company in any Subsidiary and Investments of any Subsidiary in the Company or in another Subsidiary and any extension, modification or renewal of any such Investments (but not any such extension, modification or renewal to the extent it involves additional advances, contributions or other investments of cash or property);

(c)               Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)              Guarantees permitted by Section 10.2; and

(e)               Investments in respect of any Acquisition if: (i) immediately before and immediately after giving Pro Forma Effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving Pro Forma Effect to such Acquisition, the Company and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 10.11, such compliance to be determined on the basis of the financial information most recently delivered to the Agent pursuant to Section 9.1(a) or Section 9.1(b).

Section 10.4.             Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)               any Note Party may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Note Party is merging with another Subsidiary that is not a Note Party, such Note Party shall be the continuing or surviving Person;

(b)              any Note Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Note Party;

(c)               any Non-Recourse Subsidiary may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to a Note Party;

(d)               the Note Parties may consummate, subject to Section 10.3, each Acquisition; and

(e)               so long as no Default or Event of Default has occurred and is continuing or would result therefrom, in connection with any acquisition permitted under Section 10.3, any Note Party (other than the Company) may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, (x) in the case of any such merger to which any Note Party (other than the Company) is a party, such Note Party is the surviving Person, (y) there is no existing Material Adverse Effect or any event or circumstance, either individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect, and (z) the Company and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 10.11, such compliance to be determined on the basis of the financial information most recently delivered to the Agent and the holders of the Notes pursuant to Section 9.1(a) or Section 9.1(b) as though such acquisition had been consummated as of the first day of the fiscal period covered thereby.

Section 10.5.                 Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, or permit any Non-Recourse Subsidiary to make any Disposition or enter into any agreement to make any Disposition, except:

(a)               Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)               Dispositions of inventory in the ordinary course of business;

(c)               Dispositions of equipment or real property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(d)               Dispositions of property by any Note Party (other than the Company) to a Note Party;

(e)               Dispositions permitted by this Section 10.5;

(f)                Dispositions permitted to be made by any Non-Recourse Subsidiary pursuant to any Contractual Obligation evidencing or securing Non-Recourse Indebtedness to which it is a party;

(g)               Dispositions in respect of Liens for Non-Recourse Indebtedness permitted by Section 10.1; and

(h)               Dispositions by a Note Party or any of its Subsidiaries not otherwise permitted under this Section 10.5 to the extent that, (i) no Event of Default has occurred and is continuing at the time of and immediately after giving effect to such Disposition, (ii) after giving Pro Forma Effect to such Disposition, the Company shall be in pro forma compliance with all of the covenants set forth in Section 10.11, such compliance to be determined on the basis of the financial information most recently delivered to the Agent and the holders of the Notes pursuant to Section 9.1(a) and (iii) such Disposition shall be for fair market value; provided that, after giving effect to any such Disposition of less than 100% of the Equity Interests of any Non-Recourse Subsidiary, the Company shall retain Control of such Non-Recourse Subsidiary.

Section 10.6.             Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)               each Note Party (other than the Company) may make Restricted Payments to any other Note Party and any other Person that owns a direct Equity Interest in such Note Party, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)              any Note Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)               any Note Party may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests; and

(d)               the Company may (i) declare or pay cash dividends to its stockholders and (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it; provided that immediately prior to any such Restricted Payment, and after giving effect thereto, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Company shall be in compliance on a pro forma basis with each of the Financial Covenants, and provided, further, that (i) if the Spanish regulator sets an allowed return at or below 5%, from the date of issuance of the relevant determination by the Spanish regulator, the Leverage Ratio shall not be greater than 4.50:1.00, as tested on a forward looking basis taking in consideration the applicable allowed return, ***.

Section 10.7.             Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Note Parties on the date hereof or any business substantially related or incidental thereto or permit any Non-Recourse Subsidiary to do so.

Section 10.8.             Transactions with Affiliates.

(a)               Enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company or any of its Subsidiaries involving aggregate payments or consideration in excess of $5.0 million, unless such transaction or series of transactions is entered into in good faith and:

(i)            such transaction or series of transactions is on terms that, taken as a whole, are not materially less favorable to the Company or such Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis with third parties that are not Affiliates; and

(ii)           with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or the provision of services, in each case having a value greater than $10.0 million, a majority of the independent members of the Company’s board of directors must approve such transaction.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Securities and Exchange Commission.

(b)              Notwithstanding the foregoing, the restrictions set forth in this Section 10.8 shall not apply to:

(i)            customary directors’ fees, indemnities and similar arrangements (including the payment of directors’ and officers’ insurance premiums), consulting fees, employee compensation, employee and director bonuses, employment agreements and arrangements or employee benefit arrangements, including stock options or legal fees, as determined in good faith by the Company’s board of directors or senior management;

(ii)           any Restricted Payment not prohibited by Section 10.6;

(iii)          loans and advances (or guarantees to third party loans, but not any forgiveness of such loans or advances) to directors, officers or employees of the Company or any of its Subsidiaries made in the ordinary course of business and consistent with the Company’s past practices;

(iv)          agreements and arrangements existing on the date hereof and any amendment, modification or supplement thereto; provided that any such amendment, modification or supplement to the terms thereof is not more disadvantageous to the holders of the Notes in any material respect than the original agreement or arrangement as in effect on the date hereof;

(v)           the issuance of securities pursuant to, or for the purpose of the funding of, employment arrangements, stock options and stock ownership plans, as long as the terms thereof are or have been previously approved by the Company’s or the relevant Subsidiary’s board of directors;

(vi)          transactions between or among the Company and any of its Subsidiaries or between or among the Company’s Subsidiaries;

(vii)         any transaction between or among: (I) the Company and/or its Subsidiaries; and (II) any joint venture (where such joint venture is an Affiliate solely because the Company and/or its Subsidiaries owns an equity interest in or otherwise controls such joint venture): (a) pursuant to the terms of the respective joint venture or other agreements, including but not limited to engineering, procurement and construction contracts, operation and maintenance contracts and other project agreements; (b) in the ordinary course of business in accordance with past practice; (c) pursuant to cash pooling or other similar arrangements; (d) consisting of an Investment; (e) which are fair to the Company or the relevant Subsidiary, in the reasonable determination of the board of directors or senior management of the Company or the Subsidiary, as applicable; or (f) which is on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated Person, in the reasonable determination of the board of directors or senior management of the Company or the Subsidiary, as applicable;

(viii)        any issuance of Equity Interests (other than Disqualified Stock) of the Company;

(ix)           the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement relating thereto) to which it is a party as of the date hereof and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of, obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the date hereof shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the holders of the Notes in any material respect;

(x)            transactions arising under any agreement of a Person acquired by the Company or any Subsidiary with Abengoa or a Subsidiary of Abengoa relating to a Project in effect at the time of such acquisition (but not created in contemplation thereof); and

(xi)          any acquisition of assets from Abengoa or a Subsidiary of Abengoa pursuant to the ROFO Agreement between the Company and Abengoa dated June 13, 2014 (the “ROFO Agreement”) as such agreement is in existence as of the date hereof or as such ROFO Agreement may be amended after the date hereof if such amendment is not more disadvantageous to the holders of the Notes in any material respect than the ROFO Agreement as it is in existence as of the date hereof, in each case so long as (g) such acquisition is on terms that, taken as a whole, are not materially less favorable to the Company or such Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis with third parties that are not Affiliates and (h) a majority of the independent members of the Company’s board of directors have approved such acquisition.

Section 10.9.             Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Note Document) that (a) limits the ability (i) of any Note Party to make Restricted Payments to the Company or any Guarantor or to otherwise transfer property to the Company or any Guarantor, (ii) of any Subsidiary (other than a Non-Recourse Subsidiary) of the Company to Guarantee the Indebtedness of the Company or (iii) of the Company or any Subsidiary (other than a Non-Recourse Subsidiary) of the Company to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 10.2(b)(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Section 10.10.           Use of Proceeds.  Use the proceeds of any Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 10.11.           Financial Covenants.

(a)               Leverage Ratio. Permit the Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than (i) prior to January 1, 2017, 5.25:1.00 and (ii) on and after January 1, 2017, 5.00:1.00 and (iii) on and after January 1, 2020, 4.75:1.00.

(b)              Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 2.00:1.00.

Section 10.12.           Anti-Corruption Laws.  (a) Directly or indirectly use the proceeds of any Note for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, or other similar legislation in other jurisdictions or (b) fail to (i) conduct its businesses in compliance with applicable anti-corruption Laws or (ii) maintain policies and procedures designed to promote and achieve compliance with such Laws.

Section 10.13.           Sanctions.  Directly or indirectly, use, lend, contribute or otherwise make available the proceeds of any Notes or other transaction contemplated by this Agreement to any Person, (a) to fund any activities of or business with, or for the benefit of, any Prohibited Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in any of the Notes, whether as Purchaser, holder of a Note, Agent or otherwise). The Company shall not (and shall ensure that none of its Affiliates will) fund all or any part of any payment in connection with the Notes out of proceeds derived from business or transactions with a Prohibited Person, or from any action which is in breach of any Sanctions.

Section 10.14.           Amendments of Organization Documents.  Amend any of its Organization Documents, other than amendments (a) that do not, taken as a whole, materially adversely affect the interests of any Agent, any Purchaser or holder of a Note or any Secured Party in their capacity as such or (b) with the prior written consent of the Required Holders.

Section 10.15.           Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by IFRS, or (b) fiscal year.

Section 10.16.           Amendment, Etc. of Indebtedness.  Amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 10.2, except (a) to the extent that such amendment, modification or change does not materially adversely affect the interests of any Agent, any Purchaser or any holder of a Note or any Secured Party in their capacity as such or (b) with the prior written consent of the Required Holders.

Section 10.17.           Residency Undertaking.  Change its residence for Tax purposes.

ARTICLE 11
Events of Default.

Section 11.1.             Event of Default.  An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)               Non-Payment. The Company or any other Note Party fails to (i) pay when and as required to be paid herein, any amount of principal, premium or Make-Whole Amount of any Note, or (ii) pay within three (3) days after the same becomes due any interest on any Note, or any fee due hereunder, or (iii) pay within five (5) days after the same becomes due, any other amount payable hereunder or under any other Note Document; or

(b)               Specific Covenants. (i) Any Note Party fails to perform or observe any term, covenant or agreement contained in any of Section 9.1, Section 9.2, Section 9.3, Section 9.5(a), Section 9.11, Section 9.12 or Section 9.17 or Article 10 or (ii) any of the Equity Pledgors fails to perform or observe any material term, covenant or agreement contained in each Pledge Agreement to which it is a party; or

(c)               Other Defaults. Any Note Party fails to perform or observe any other covenant or agreement (not specified in Section 11.1(a) or Section 11.1(b) above) contained in any Note Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice by any holder of a Note to the Company; or

(d)              Representations and Warranties. Any representation or warranty made or deemed made by the Company or any other Note Party herein, in any other Note Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect on the date as of which made or deemed made; provided that no Event of Default will occur under this Section 11.1(d) if the failure to comply is susceptible of being remedied and is remedied within thirty (30) days after written notice by the Agent or any holder of a Note to the Company; or

(e)               Cross-Default. Any Note Party or any Material Non-Recourse Subsidiary (a) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder), or (b) fails to observe or perform any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the applicable Threshold Amount beyond the period of grace, if any, provided in the instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded; or

(f)                Insolvency Proceedings, Etc. Any Note Party or any Material Non-Recourse Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or suspends or threatens to suspend making payments on its debts, or makes an assignment or composition or similar arrangement for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, administrator, administrative receiver, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted or a moratorium is declared in respect of any indebtedness of such Person without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding or any UK Insolvency Proceeding occurs; or

(g)               Inability to Pay Debts; Attachment. (i) Any Note Party or any Material Non-Recourse Subsidiary becomes (or is deemed or declared under applicable Law) unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)              Judgments. There is entered against any Note Party or any Material Non-Recourse Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the applicable Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (a) enforcement proceedings are commenced by any creditor upon such judgment or order, or (b) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Company to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                Invalidity of Note Documents. Any Note Document or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than Obligations in respect of indemnification, expense reimbursement, tax gross-up or any contingent obligations, in each case, for which no claim has been made), ceases to be in full force and effect; or any Note Party or any of the holders of Equity Interests in any Note Party contests in writing the validity or enforceability of any provision of any Note Document, or any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any Note Document or material provision thereof is invalid or unenforceable in accordance with the terms thereof; or any Note Party denies in writing that it has any or further liability or obligation under any provision of any Note Document, or purports to revoke, terminate or rescind any provision of any Note Document or any material provision thereof; or

(k)              Collateral Documents. Any Collateral Document after delivery thereof pursuant to Article 4, Section 9.12 or Section 9.14 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted under Section 10.1) on any portion of the Collateral purported to be encumbered pursuant to the Collateral Documents; or

(l)                Subordination. (i) The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordination Provisions”) shall (subject to the Legal Reservations), in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) the Company or any other Note Party shall, directly or indirectly, disavow or contest in any manner (a) the effectiveness, validity or enforceability of any of the Subordination Provisions, (b) that the Subordination Provisions exist for the benefit of the Agents, the Purchasers and holders of the Notes or (c) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Note Party, shall be subject to any of the Subordination Provisions.

Section 11.2.             Remedies upon Event of Default.

(a)               If any Event of Default occurs and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Holders take any or all of the following actions:

(i)         declare the unpaid principal amount of all outstanding Notes, all interest accrued and unpaid thereon, and all other amounts, including any premium payable under any Note Document, owing or payable hereunder or under any other Note Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(ii)       exercise, or, subject to the terms of the Intercreditor Agreement, direct the Collateral Agent to exercise, on behalf of itself and the other Secured Parties, any or all rights and remedies, powers or discretion available to it and the other Secured Parties under the Note Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, and the unpaid principal amount (including any premium payable under any Note Document) of all outstanding Notes and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of any Agent or any Purchaser or holder of a Note.

(b)              (i)   Solely to the extent the Company is required to comply with the Financial Covenants for the most recent Measurement Period and solely for purposes of determining such compliance, after the end of such Measurement Period and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered pursuant to Section 9.1 (the “Equity Cure Period”), the Company shall have the right to cause one or more other Persons to make an equity investment (which equity shall be common equity) in the Company in cash and such cash will, if so designated by the Company, be included in the calculation of CAFD for the purposes of determining compliance with the Financial Covenants at the end of such fiscal quarter and the subsequent three fiscal quarters (any such equity contribution so included in the calculation of CAFD, a “Specified Equity Contribution”); provided that (1) Specified Equity Contributions may not be made in consecutive fiscal quarters, (2) no more than three Specified Equity Contributions shall be made during any five year period, and (3) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination under this Agreement other than for determining compliance with the Financial Covenants.

(ii)           Upon receipt by the holders of the Notes of a notice of intent to cure on or prior to the last day of the Equity Cure Period, the holders of the Notes shall not exercise any rights or remedies under Article 11 on the basis of any failure to comply with the Financial Covenants until the expiration of the Equity Cure Period.

(iii)          Failure by the Company to comply with any Financial Covenant shall not constitute or be deemed to constitute an Event of Default unless the Company has failed to give a notice of intent to cure pursuant to this Section 11.2, upon giving such notice, fails to consummate the applicable Specified Equity Contribution pursuant to this Section 11.2 or such Specified Equity Contribution is not permitted pursuant to this Section 11.2.

Section 11.3.             Application of Funds.  After the exercise of remedies provided for in Section 11.2 (or after the Notes have automatically become immediately due and payable as set forth in the proviso to Section 11.2), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents (and any of their appointees or delegates) and amounts payable under Article 3) payable to the Agent or the Collateral Agent in their respective capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Purchasers or any holder of a Note (including the Make-Whole Amount, premiums and fees, charges and disbursements of counsel to the respective Purchasers and holders of a Note) arising under the Note Documents and amounts payable under Article 3, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes and other Obligations arising under the Note Documents, ratably among the Purchasers and the holders of a Note in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Notes, ratably among the Purchasers and the holders of a Note in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

In the event of any conflict between the terms of the waterfall set forth in the Intercreditor Agreement and this Section 11.3, the terms of the Intercreditor Agreement shall govern.

ARTICLE 12
Agent

Section 12.1.             Appointment and Authority.

(a)               Each of the Purchasers and any holder of Notes hereby irrevocably appoints and designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Note Document and to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement or any other Note Document, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 12 are solely for the benefit of the Agent (and its co-agents, sub-agents and attorneys-in-fact and its and their respective Related Parties (as applicable)) and the Purchasers and any holder of a Note, and neither the Company nor any other Note Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Note Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)               Elavon Financial Services DAC, UK Branch shall act as Agent under the Note Documents, and each of the Purchasers and any holder of Notes hereby irrevocably appoints and authorizes the Agent to act as the agent of such Purchaser and any such holder of Notes for the purposes set forth herein and the other Note Documents, together with such powers and discretion as are reasonably incidental thereto. In this connection, Elavon Financial Services DAC, UK Branch, as Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 12.5 for purposes of exercising any rights and remedies thereunder at the direction of the Agent, and their respective Related Parties shall be entitled to the benefits of all provisions of this Article 12 and Article 16 (as though such co-agents, sub-agents and attorneys-in-fact and their respective Related Parties were the Agent under the Note Documents) as if set forth in full herein with respect thereto.

Section 12.2.             Rights as a Holder of a Note.  Each Person serving as an Agent hereunder or under any other Note Document shall have the same rights and powers in its capacity as a Purchaser or holder of a Note as any other Purchaser or holder of a Note and may exercise the same as though it were not an Agent and the term “Purchaser” or “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Purchasers or holders of the Notes.

Section 12.3.             Exculpatory Provisions.

(a)               The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Note Documents and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against the Agent, and the Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents that the Agent is required to exercise as directed in writing by the Required Holders (or such other number or percentage of the holders of the Notes as shall be expressly provided for herein or in the other Note Documents), provided that the Agent shall not in any event be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to any liability whatsoever or that is contrary to any Note Document or applicable Law;

(iii)          shall not, except as expressly set forth herein and in the other Note Documents, have any duty to disclose, nor shall the Agent be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity;

(iv)          shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence solely beyond the control of the Agent (including but not limited to any act or provision of any present or future Law or regulation or Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility);

(v)          shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any other Note Document or in the exercise of any of its rights, powers, authorities or discretions or otherwise in connection with this Agreement or any other Note Document; and

(vi)          shall be entitled to take any action or refuse to take any action which the Agent regards as necessary for it to comply with any applicable Law or applicable court orders, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.

(b)              The Agent shall not be liable in any circumstances for any action taken or not taken by it (i) with the consent of or at the request of or at the direction of the Required Holders (or such other number or percentage of holders of the Notes as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 18.1 and Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Agent by the Company or a Purchaser or holder of a Note.

(c)               The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Note Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(d)               The Agent shall be entitled to deal with money paid to it by any Person for the purposes of this Agreement in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any Person for any interest or other amounts in respect of the money.

(e)               The Agent may refuse to perform any duty or exercise any right or power unless it first receives an indemnity and/or security (including by way of prefunding) from the Purchasers or the holders of the Notes satisfactory to the Agent against any costs, expenses and liabilities which might be incurred by it in performing such duty or exercising such right or power. Notwithstanding anything to the contrary in this Agreement or in any other Note Document, the adequacy of any indemnification and/or security of the Agent shall be determined in the Agent’s own discretion or satisfaction as to any such indemnification and/or security.

(f)                Notwithstanding anything else to the contrary herein, if the Agent shall request instructions from the Required Holders (or such other number or percentage of the holders of the Notes as shall be expressly provided for herein or in the other Note Documents) with respect to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Agent in connection with this Agreement or any other Note Document, then the Agent requesting such instructions shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the Required Holders (or such other number or percentage of the holders of the Notes as shall be expressly provided for herein or in the other Note Documents), and, in any such event, the Agent shall not incur any liability to any Person by reason of so refraining. Without limiting the generality of the foregoing, no Purchaser or holder of a Note shall have any right of action whatsoever against the Agent as a result of such action or inaction hereunder or under any other Note Document in accordance with the instructions of the Required Holders (or such other number or percentage of the holders of the Notes as shall be expressly provided for herein or in the other Note Documents). This provision is intended solely for the benefit of the Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

Section 12.4.             Reliance by the Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the issuance of a Note that by its terms must be fulfilled to the satisfaction of a Purchaser, the Agent may presume that such condition is satisfactory to such Purchaser unless the Agent shall have received written notice to the contrary from such Purchaser prior to the issuance of such Note. The Agent may consult with any legal counsel (who may be counsel for the Company), independent accountants and other professional advisers or experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, professional advisers or experts.

Section 12.5.             Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Note Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 12 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 12.6.             Resignation and replacement of the Agent.

(a)               The Agent may at any time give notice of its resignation to the Purchasers, the holders of the Notes and the Company. Upon receipt of any such notice of resignation, the Required Holders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Holders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier date as may be agreed to by the Required Holders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Purchasers or holders of the Notes appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)              With effect from the Resignation Effective Date (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Note Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Purchaser or holder of a Note directly, until such time, if any, as the Required Holders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent and other than any rights to indemnity payments or other amounts owed to the retiring Agent as of the Resignation Effective Date, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Note Documents (if not already discharged therefrom as provided above in this Section 12.6). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation or removal hereunder and under the other Note Documents, the provisions of this Article 12 and Article 16 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent. The provisions of this Article 12 and Article 16 shall also survive for the benefit of any Agent, its sub-agents and their respective Related Parties notwithstanding any termination of this Agreement.

(c)               Any entity into which the Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Agent in its individual capacity shall be a party, or any entity to which substantially all of the corporate trust business of the Agent in its individual capacity may be transferred, shall be the Agent under this Agreement and the other Note Documents without further action other than the execution and delivery of an accession agreement to the Intercreditor Agreement (if required thereunder) in accordance with Section 22.1.

(d)               The Required Holders may, by giving thirty (30) days’ notice to the Agent, replace the Agent by appointing a successor Agent. The retiring Agent is not bound to supervise or be responsible in any way for any loss incurred by any Person as a result of the misconduct or default on the part of any successor Agent. The retiring Agent shall, at the cost of the Company, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Note Documents. The appointment of the successor Agent shall take effect on the date specified in the notice from the Required Holders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Note Documents (other than its obligations under this paragraph) but shall remain entitled to any indemnity payments or other amounts then owed to the retiring Agent. Any successor Agent and each of the other Note Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Note Party.

Section 12.7.             Non-Reliance on the Agent and Other Purchasers.  Each Purchaser acknowledges that it has, independently and without reliance upon the Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Company or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent to any Purchaser as to any matter, including whether the Agent has disclosed material information in its possession. Each Purchaser also acknowledges that it will, independently and without reliance upon the Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.8.             [Reserved]

Section 12.9.             Collateral and Guaranty Matters.  Without limiting the provisions of the Intercreditor Agreement, the Purchasers irrevocably authorize, and the holders of a Note shall be deemed to have done so upon the acquisition of a Note, the Agent or the Collateral Agent, as applicable, at its option and in its discretion:

(a)               to release any Lien on any property granted to or held by the Collateral Agent under any Note Document (i) upon payment in full of all Obligations (other than Obligations in respect of indemnification, expense reimbursement, tax gross-up or any contingent obligations, in each case, for which no claim has been made), (ii) that is sold or otherwise Disposed of or to be sold or otherwise Disposed of as part of or in connection with any sale or other Disposition permitted under the Note Documents to a Person that is not a Note Party, or (iii) if approved, authorized or ratified in writing in accordance with Section 18.1;

(b)               to release any Guarantor from its obligations under its Guaranty if such Person ceases to be a Subsidiary or becomes a Non-Recourse Subsidiary, in each case as a result of a transaction permitted under the Note Documents; and

(c)               to subordinate any Lien on any property granted to or held by the Collateral Agent under any Note Document to the holder of any Lien on such property that is permitted by Section 10.1(b)(v).

Upon any request by any Agent at any time, the Required Holders will confirm in writing each Agent’s authority to release or subordinate the Collateral Agent’s interest in particular types or items of property, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section 12.9. In each case as specified in this Section 12.9, the applicable Agent will, at the Company’s cost and expense, execute and deliver to the applicable Note Party such documents as such Note Party may reasonably request to evidence the Collateral Agent’s release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under its Guaranty, in each case in accordance with the terms of the Note Documents and this Section 12.9.

Section 12.10.           Financial Services and Markets Act.  The Agent is authorized by the Central bank of Ireland and subject to limited regulation by the Financial Conduct Authority in the United Kingdom. Nothing in this Agreement shall require the Agent to carry on an activity of the kind specified by any provision of Part II (other than Article 5 (accepting deposits)) of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 of the United Kingdom or to lend money to the Company in its capacity as Agent.

Section 12.11.           Parallel Debt.

(a)               For the purposes of this Section 12.11, “Corresponding Obligations” means each Note Party’s Obligations, other than the Parallel Debt.

(b)               Notwithstanding any other provision of the Note Documents, each Note Party hereby irrevocably and unconditionally undertakes to pay to each Agent, as creditor in its own right, acting on its own behalf and not as representative and/or agent of the Purchasers or holders of the Notes, an amount equal to the Corresponding Obligations (such payment undertaking by each Note Party to the Agents is hereinafter referred to as the “Parallel Debt”).

(c)               The Agents shall have their own independent right to demand payment of the Parallel Debt irrespective of any discharge of any Note Party’s obligation to pay those amounts to the Purchasers or holders of the Notes resulting from failure by it to take appropriate steps, in insolvency proceedings affecting such Note Party, to preserve its entitlement to be paid those amounts.

(d)              Any amount due and payable by any Note Party to an Agent under this Section 12.11 shall be decreased to the extent that the other Purchasers or holders of the Notes have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Note Documents and any amount due and payable by any Note Party to the other Purchasers or holders of the Notes under those provisions shall be decreased to the extent that such Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.

(e)               Each of the parties to this Agreement hereby acknowledges that: (i) the Parallel Debt constitutes undertakings, obligations and liabilities of each Note Party to the Agents which are transferable and separate and independent from and without prejudice to the Corresponding Obligations; (ii) the Parallel Debt represents the Agents’ own separate and independent claim to receive payment of the Parallel Debt from each Note Party; and (iii) the Liens granted under the Note Documents to the Agents to secure the Parallel Debt are granted to the Agents in their capacity as creditors of the Parallel Debt and shall not be held in trust, it being understood that the amount which may become payable by each Note Party under or pursuant to the Parallel Debt from time to time shall never exceed the aggregate amount which is payable under the relevant Corresponding Obligations from time to time.

(f)                For the purposes of this Section 12.11, each Agent acts in its own name and on behalf of itself (albeit for the benefit of the Purchasers and holders of the Notes and each subsequent purchaser of any Note by its making thereof) and not as agent or representative of any of the Purchasers or holders of the Notes and each subsequent purchaser of any Note.

(g)               To the extent an Agent irrevocably receives any amount in payment of the Parallel Debt (the “Received Amount”), the Corresponding Obligations shall be reduced by an aggregate amount (the “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Corresponding Obligations. For the avoidance of doubt, to the extent the Collateral Agent irrevocably receives any amount in payment of the Corresponding Obligations, the Parallel Debt shall be reduced accordingly as if such payment was received as a payment of the Parallel Debt. All amounts received or recovered by an Agent from or by the enforcement of any security interest granted to secure the Parallel Debt shall be applied in accordance with this Agreement.

Without limiting or affecting any Agent’s rights against the Note Parties (whether under this Section 12.11 or under any other provision of the Note Documents), each Note Party acknowledges that (i) nothing in this Section 12.11 shall impose any obligation on any Agent to advance any sum to any Note Party or otherwise under any Note Document, except in its capacity as Purchaser or holder of a Note, and (ii) for the purpose of any vote taken under any Note Document, such Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Purchaser or holder of a Note.

Section 12.12.       Agent’s Management Time. Any amount payable to the Agent under (a) any indemnity provisions of this Article 12 and (b) Article 16 of this Agreement shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the holders of the Notes, and is in addition to any fee paid or payable to the Agent under Article 5.

ARTICLE 13
Tax Indemnification; FATCA.

(a)               All payments whatsoever under the Note Documents will be made by the Note Parties in Euro free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction (or any political subdivision or tax authority of or in such jurisdiction) (each, a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by Law.

(b)               If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by a Note Party under a Note Document, the Note Party will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of the relevant Note Document after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of the relevant Note Document before the deduction or withholding of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(i)            any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments under any Note Document or in respect thereof or the exercise of remedies in respect thereof, including such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in a trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for a Note Party, after the applicable Purchase Date, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax; or

(ii)           any Tax that is imposed pursuant to FATCA.

(c)               If the Notes cease to be listed on an exchange designated as a “recognised stock exchange” for the purposes of section 1005 of the Income Tax Act 2007 of the United Kingdom (or any successor provision) or there is a Change in Tax Law (as defined in Section 8.4(d)) resulting in the repeal or other withdrawal of section 882 of the Income Tax Act 2007 of the United Kingdom (or any successor provision), each holder of a Note will, upon receipt of a written request from the Company, use reasonable efforts to provide or file (or in the case of procedural formalities, complete), as soon as reasonably practicable and in any event within 30 days of the receipt of such request, any form, certification, document or return (“Forms”) or procedural formalities reasonably requested by the Company that such holder is legally entitled to provide or file (or in the case of procedural formalities, complete) to the extent that such Form (or completion of procedural formalities) is necessary to eliminate or reduce any applicable withholding tax under the laws of the United Kingdom or a Treaty (as such term is defined in Section 8.4(d)).

(d)               A Note Party will furnish to the holders of Notes, promptly and in any event within 60 days after the date of any payment by the Note Party of any Tax in respect of any amounts paid under a Note Document, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

(e)               If (i) the Note Party is required by any applicable Law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Note Party would be required to pay any additional amount under this Article 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, or (ii) the holder determines (acting reasonably and in good faith) that it has suffered or will suffer (directly or indirectly) any loss, liability or cost for or on account of Tax in respect of a Note Document (other than in respect of any (1) Tax imposed on net income, gains or other measure of profits for Tax purposes, in each case, as a result of a connection described in Section 13(b)(i), (2) Tax imposed pursuant to FATCA, (3) Bank Levy, or (4) estate inheritance, gifts, sales, transfer, wealth or personal property Tax or similar Tax), then the Note Party will, in each case, promptly reimburse such holder for such payment, loss, liability or cost (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Note Party) upon demand by such holder.

(f)                If any payment is made by a Note Party to or for the account of the holder of any Note after withholding or deduction for or on account of any Taxes, and increased payments are made by the Note Party pursuant to this Article 13, then, if such holder at its sole discretion determines (acting reasonably and in good faith) that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Note Party such amount as such holder shall, in its sole discretion, determine (acting reasonably and in good faith) to be attributable to relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar Tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

(g)               Unless the context otherwise requires, all references in a Note Document to payments of principal of or interest on the Notes or any other amount payable under a Note Document will be deemed to include any additional amounts that are, were or would be payable in respect thereof.

(h)               The obligations of each Note Party under this Article 13 shall survive the payment or transfer of any Note and the provisions of this Article 13 shall also apply to successive transferees of the Notes.

ARTICLE 14
Registration; Exchange; Substitution of Notes.

Section 14.1.             Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 14.2.             Transfer of the Notes.

(a)               The Notes may not be transferred at any time prior to the earlier of the Second Purchase Date and the date on which all Commitments terminate pursuant to the terms of this Agreement (such date, the “Reference Transfer Date”) to any Person (other than an Eligible Assignee) without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed), except if an Event of Default has occurred and is continuing at the time of such transfer. The Company shall be deemed to have consented to a transfer of Notes if the Agent does not receive the Company’s written objection to such transfer within ten (10) Business Days of the date the Company received the relevant consent request.

(b)               Following the Reference Transfer Date, any holder of a Note may transfer any of its Notes (i) at any time during the period commencing on (and including) the Reference Transfer Date and ending on (but excluding) the first anniversary of the First Purchase Date (x) to any Person that is an Eligible Assignee or (y) subject to clause (c) below, to any other Person but only to the extent that, after giving effect to such transfer of the Notes, the Purchasers (together with their Eligible Assignees) are holders of record and beneficial owners of Notes representing an amount at least equal to 80.0% of the aggregate principal amount of the Notes then outstanding; (ii) at any time during the period commencing on (and including) the last day of the period set forth in clause (i) and ending on (but excluding) the second anniversary of the First Purchase Date (x) to any Person that is an Eligible Assignee or (y) subject to clause (c) below, to any other Person but only to the extent that, after giving effect to such transfer of the Notes, the Purchasers (together with their Eligible Assignees) are holders of record and beneficial owners of Notes representing an amount at least equal to 66.6% of the aggregate principal amount of the Notes then outstanding; (iii) at any time during the period commencing on (and including) the last day of the period set forth in clause (ii) and ending on (but excluding) the third anniversary of the First Purchase Date (x) to any Person that is an Eligible Assignee or (y) subject to clause (c) below, to any other Person but only to the extent that, after giving effect to such transfer of the Notes, the Purchasers (together with their Eligible Assignees) are holders of record and beneficial owners of Notes representing an amount at least equal to 50.0% of the aggregate principal amount of the Notes then outstanding; provided, however, that unless an Event of Default has occurred and is continuing at the time of such transfer, any transfer of the Notes prior to the third anniversary of the First Purchase Date not expressly permitted by this clause (b) shall require the written consent of the Company (such consent not to be unreasonably withheld or delayed) (with such consent deemed to have been granted if the Agent does not receive the Company’s written objection to such transfer within ten (10) Business Days of the date the Company received the relevant consent request); and (iv) at any time during the period commencing on (and including) the last day of the period set forth in clause (iii) and thereafter, subject to clause (c) below, to any Person.

(c)               To the extent the prior consent of the Company is not required in connection with a transfer by any holder pursuant to this Section 14.2, any such transfer shall be subject to a five (i) day period of consultation between such holder and the Company prior to such transfer, unless (5) an Event of Default has occurred and is continuing at the time of such transfer or (ii) such transfer is made to an Eligible Assignee.

Section 14.3.             Registration of Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(a)(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than €100,000; provided that, if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than €100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 7.1.

Section 14.4.             Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(a)(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be notice from the holder of the relevant Note of such ownership and such loss, theft, destruction or mutilation), and

(a)               in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $10,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)               in the case of mutilation, upon surrender and cancellation thereof,

within ten (10) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.5.             Regulation S Transfer Restrictions.  The Notes have not been and are not being registered under the Securities Act or any applicable state securities Laws, and may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons unless (a) the transfer is registered pursuant to an effective registration statement under the Securities Act, or (b) the transfer qualifies for an exemption from registration afforded by the Securities Act (including an offshore transaction in accordance with Rule 903 of Regulation S) and applicable state securities Laws.

Section 14.6.             Company Undertakings.

(a)               The Company undertakes that neither it, any Note Party, any of its respective affiliates (as such term is defined in Rule 501(b) of Regulation D under the Securities Act), nor any person acting on its or their behalf (other than the Purchasers, any holder of the Notes and their respective affiliates, as to which no undertaking is being made) will engage in connection with the offering of the Notes, in any "directed selling efforts" (within the meaning of Regulation S) with respect to the Notes.

(b)               None of the Company, any Note Party, any of its respective affiliates (as such term is defined in Rule 501(b) of Regulation D under the Securities Act), or any person acting on its or their behalf (other than the Purchasers, any holder of the Notes and their respective affiliates, as to which no undertaking is being made) will, directly or indirectly, make offers or sales of any security, or solicit offers to buy or otherwise negotiate in respect of, any security, under circumstances that would require the registration of the Notes under the Securities Act.

ARTICLE 15
Payments on Notes.

Section 15.1.             Agent to Hold Money.  The Agent will hold for the benefit of the holders of a Note all money for the payment of principal, Make-Whole Amount, premium, interest and all other amounts becoming due hereunder or under any other Note Document, and shall promptly notify the holders of a Note of any Default by the Company in making any such payment. The Company shall no later than 10:00 a.m. (London time) on the second Business Day prior to the day on which the Agent is to receive payment, procure that the bank effecting payment for it confirms to the Agent the payment instructions relating to such payment. The Agent shall not be obliged to pay the holders of a Note (or make any other payment) unless and until such time as it has confirmed receipt of cleared funds sufficient to make the relevant payment.

Section 15.2.             Principal, Maturity and Interest and Payment of Notes.  No later than 10:00 a.m. (London time) on the Business Day prior to a payment date, the Company shall pay or cause to be paid the principal, Make-Whole Amount, premium, interest and all other amounts becoming due hereunder on the dates and in the manner provided in the Notes and this Agreement, through the deposit with the Agent in immediately available funds, money in Euro sufficient to make cash payments due on such day or date, as the case may be. Principal, Make-Whole Amount, premium, interest and all other amounts becoming due hereunder, shall be considered paid on the date due if the Agent receives such payment by such time in the manner provided in this Agreement and the Notes. The aforementioned amounts shall be payable at the office of the Agent. The Company shall promptly notify the Agent of its failure to so act.

Subject to actual receipt by the Agent of such funds as provided by this Section 15.2, and so long as any holder of a Note or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Agent will pay all sums becoming due on such Note for principal, Make-Whole Amount, premium, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below the name of such holder of a Note in the Purchaser Schedule, or by such other method or at such other address as such holder of a Note shall have from time to time specified to the Agent in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Agent or the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such holder of a Note shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a holder of a Note or its nominee, such holder of a Note will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2.

ARTICLE 16
Expenses, Etc.

Section 16.1.             Expenses; Indemnity; Damage Waiver.

(a)               Costs and Expenses. The Company shall pay (i) all documented out-of-pocket expenses properly incurred by the Purchasers, holders of a Note, the Agents and their respective Affiliates (including the fees, charges and disbursements of counsel for the Agents and the Purchasers or holders of a Note but excluding any Taxes to which the provisions of Article 13 and Section 16.2 apply) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Note Documents (including, with respect to the Collateral Agent, taking and holding Collateral and perfecting security interests therein) or any amendments, modifications or waivers of or consents to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all documented out-of-pocket expenses incurred by any Agent or any Purchaser or holder of a Note (including the documented fees, charges and disbursements of any counsel for any Agent or any Purchaser or holder of a Note but excluding any Taxes to which the provisions of Article 13 and Section 16.2 apply), in connection with the enforcement or protection of its rights (a) in connection with this Agreement and the other Note Documents and with respect to the Collateral, including its rights under this Section 16.1, or (b) in connection with Notes issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes.

(b)               Indemnity to the Agent. The Company shall promptly indemnify the Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to this Agreement and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the documented fees, charges and disbursements of any counsel for any Indemnitee), together with any applicable irrecoverable VAT, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of:

(i)            any failure by the Company to comply with its obligations under Section 16.1(a) (Costs and Expenses) above;

(ii)           the execution or delivery of this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby;

(iii)          acting or relying on any notice, request or instruction from the Company which it reasonably believes to be genuine, correct and appropriately authorized;

(iv)          the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to this Agreement by the Note Documents or by Law;

(v)           any default by the Company in the performance of any of the obligations expressed to be assumed by it in the Note Documents;

(vi)          instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement;

(vii)         acting as Agent, co-agent, sub-agent or attorney-in-fact under the Note Documents; or

(viii)        any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnitee is a party thereto;

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)               Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Company shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against the Purchasers, any holder of a Note, the Agents and their respective Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof. Notwithstanding any provision of this Agreement and/or any other Note  Document to the contrary, the Agent shall not in any event be liable for any loss of profit, loss of business, loss of goodwill or loss of opportunity, whether direct or indirect. None of the Purchasers, the holders of the Notes, the Agents and their respective Affiliates shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by each of them through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Note Documents or the transactions contemplated hereby or thereby.

(d)               Payments. All amounts due under this Section 16.1 shall be payable not later than ten (10) Business Days after demand therefor.

(e)               Collateral Agent Priority. The Collateral Agent may, in priority to any payment to any other Secured Party, indemnify itself from the Collateral in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Section 16.1 and shall have a Lien on the Collateral and the proceeds of the enforcement of the Secured Parties’ security interest in the Collateral for all amounts payable to it hereunder.

(f)                Withholding Tax Indemnity. To the extent required by any applicable Law, the Agent may withhold from any payment to any holder of a Note under any Note Document an amount equivalent to any applicable withholding Tax. If any relevant Governmental Authority asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any holder of a Note for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed or because such holder of a Note failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), or if the Agent reasonably determines that a payment was made to a holder of a Note pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such holder of a Note shall, within 10 days after written demand therefor, indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Company and without limiting or expanding the obligation of the Company to do so) for all amounts paid, directly or indirectly, by the Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any holder of a Note by the Agent shall be conclusive absent manifest error. Each holder of Notes hereby authorizes the Agent to set off and apply any and all amounts at any time owing to holder of a Note under this Agreement or any other Note Document against any amount due the Agent under this Section 16.1(f).

(g)               Survival. The agreements in this Section 16.1 shall survive the resignation or removal of any Agent, the replacement of any Purchaser or holder of a Note and the repayment, satisfaction or discharge of all the other Obligations and any termination of this Agreement.

Section 16.2.             Certain Taxes.

(a)               The Company agrees to pay all stamp duty, stamp duty reserve, registration and other similar Taxes and duties payable in respect of a Note Document, including, without limitation, the issuance of the Notes, execution, registration, delivery or in respect of enforcement of a Note Document, and will indemnify and hold harmless each holder of a Note and the Agent (as the case may be) against any cost, loss or liability resulting from non-payment or delay in payment of any such stamp duty, stamp duty reserve, registration and other similar Taxes and duties hereunder, except for any such stamp duty, stamp duty reserve, registration and other similar Taxes and duties payable (i) in connection with any transfer, assignment or novation of the Notes or entering into any Note Document pursuant to which a Purchaser or other holder of a Note transfers, assigns, substitutes, novates, alienates or otherwise disposes of any of its rights or obligations under a Note Document after the Purchase Date for the Note; and (ii) as a result of registration or other action where such registration or action is not necessary to enforce, perfect or protect the rights of such holder under any Note Document.

(b)              (i) All amounts expressed to be payable under a Note Document by a Note Party to a holder or the Agent (as the case may be) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any holder or the Agent (as the case may be) to the Note Party under a Note Document and such holder or the Agent (as the case may be) is required to account to the relevant tax authority for the VAT, the Company or the relevant Note Party must pay to such holder or the Agent (as the case may be) (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such holder or the Agent (as the case may be) must promptly provide an appropriate VAT invoice to that payor).

(ii)           If VAT is or becomes chargeable on any supply made by any holder or the Agent (as the case may be) (the “Supplier”) to any other holder or the Agent (as the case may be) (the “Recipient”) under a Note Document, and any party to this Agreement other than the Recipient (the “Relevant Party”) is required by the terms of the Note Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)          (where the Supplier is the Person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)          (where the Recipient is the Person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)          Where a Note Document requires any party to this Agreement to reimburse or indemnify a holder or the Agent (as the case may be) for any cost or expense, that party shall reimburse or indemnify (as the case may be) such holder or the Agent (as the case may be)  for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such holder or the Agent (as the case may be) reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)          Any reference in this Section 16.2(b) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 of the United Kingdom or any equivalent Person in any other jurisdiction).

(v)           In relation to any supply made by a holder or the Agent (as the case may be) to any party to this Agreement under a Note Document, if reasonably requested by such holder or the Agent (as the case may be), that party must promptly provide such holder or the Agent (as the case may be) with details of that party’s VAT registration and such other information as is reasonably requested in connection with such holder’s or the Agent’s (as the case may be) VAT reporting requirements in relation to such supply.

Section 16.3.             Survival.  The obligations of the Company under this Article 16 will survive the resignation or removal of the Agent, the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Guaranty or the Notes, and the termination of this Agreement.

ARTICLE 17
Survival of Representations and Warranties; Entire Agreement.

All representations and warranties made hereunder and in any other Note Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Purchaser or holder of a Note, regardless of any investigation made by any Agent or any Purchaser or holders of a Note or on their behalf and notwithstanding that any Agent or any Purchaser or holder of a Note may have had notice or knowledge of any Default at the time of purchase of any Note, and shall continue in full force and effect as long as any Note or any other Obligation hereunder shall remain unpaid or unsatisfied. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

ARTICLE 18
Amendment and Waiver.

Section 18.1.             Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)               no amendment or waiver of any of Articles 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b)               no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Article 11 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or the Make-Whole Amount or premium on the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Article 2 upon the satisfaction of the conditions listed in Article 4, or (iii) amend any of Article 8, Section 11.1(a), Section 11.1(b), Section 11.2, Article 13, Article 17, Article 18, Article 20 or Section 22.12; and

(c)               no amendment or waiver which relates to the rights or obligations of the Agent may be effected without the consent of the Agent.

Section 18.2.             Amendments by the Company and the Agent.

(a)               Notwithstanding the provisions of Section 18.1, the Company and the Agent may amend or supplement this Agreement or the Notes without notice to or consent of any holder of Notes or Purchaser:

(i)            to cure any ambiguity, or to cure, correct or supplement any defect; and

(ii)           to add Guarantees with respect to the Notes.

(b)              After an amendment under this Section 18.2 becomes effective, the Company shall mail to holders of the Notes a notice briefly describing such amendment. The failure to give such notice to all holders of the Notes, or any defect therein, shall not impair or affect the validity of an amendment under this Section 18.2.

Section 18.3.             Solicitation of Holders of Notes.

(a)               Solicitation. The Company will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any other Note Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Article 18 to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of the Notes.

(b)               Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof or of any Note or of any other Note Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and each holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.

(c)              Consent in Contemplation of Transfer. Any consent given pursuant to this Article 18 by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate of the Company or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of the Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 18.4.             Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Article 18 applies equally to all Purchasers and holders of the Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.

Section 18.5.             Notes Held by Company, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any other Note Document, or have directed the taking of any action provided herein or in the Notes or in any other Note Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18.6.             Most Favored Creditor.

(a)               If any documentation governing Indebtedness incurred by the Note Parties (other than Indebtedness incurred under the Note Documents and Indebtedness secured by the Collateral) shall include a financial covenant, affirmative or negative covenant or event of default (or any thereof shall be amended) that requires any Note Party to achieve or not exceed specified measures of financial performance or financial condition, or restricts the ability of any Note Party to make acquisitions or other Investments, make Restricted Payments, incur Indebtedness, grant a Lien on any or all of its property or otherwise grant collateral security (whether stated as an affirmative or negative covenant, an event of default or otherwise), and such covenant, undertaking or event of default is not contained in this Agreement or would be more beneficial to the holders of the Notes in any material respect than any analogous provision contained in this Agreement (together with the defined terms used therein, each an “Additional Covenant” and, collectively, the “Additional Covenants”), then the Company shall provide a written notice to the Agent in respect of each such Additional Covenant. Immediately upon the relevant Note Party entering into any Additional Covenant, unless rejected by written notice from the Agent (upon the instruction of the Required Holders) within thirty (30) days of the Agent’s receipt of such notice, such Additional Covenant shall be automatically deemed incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, effective as of the date when such Additional Covenant shall have become effective under the relevant agreement and for as long as such agreement is in effect, without the need to enter into an amendment agreement to reflect such Additional Covenant in this Agreement; and

(b)               If any documentation governing Indebtedness incurred by the Note Parties secured by the Collateral (other than Indebtedness incurred under the Note Documents) shall include one or more provisions (or any thereof shall be amended) that requires any Note Party to comply with certain financial covenants, and such financial covenants are not contained in this Agreement or would be more beneficial to the holders of the Notes in any material respect than the Financial Covenants (together with the defined terms used therein, an “Alternate Financial Covenant”), the Company shall provide a written notice to the Agent in respect thereof and the Agent (upon the instruction of the Required Holders) shall notify the Company, within thirty (30) days of the Agent’s receipt of such notice, if the Required Holders elect such Alternate Financial Covenants to be deemed incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein and in substitution of the Financial Covenants, effective as of the date when such Alternate Financial Covenant shall have become effective under the relevant agreement and for as long as such agreement is in effect, without the need to enter into an amendment agreement to reflect such Alternate Financial Covenant in this Agreement.

Section 18.7.             Amendment of Collateral Documents. Subject to Sections 21.1, 21.4 and 21.5 of the Intercreditor Agreement, to the extent the authorization or consent of the Agent is required (including due to a requirement for the Required Senior Secured Creditors to provide consent or authorization) for any amendment of the terms of, waiver of any of the requirements of or grant of consents under any of the Collateral Documents (including the Intercreditor Agreement), the Agent may authorize or consent to such amendment, waiver or grant solely with the consent of the Required Holders.

ARTICLE 19
Notices; English Language.

(a)               Except to the extent otherwise provided in Section 9.3, all notices and communications provided for hereunder shall be in writing and sent (x) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized commercial delivery service (charges prepaid) or (y) by an internationally recognized commercial delivery service (charges prepaid). Any such notice must be sent:

(i)            if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)           if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)          if to the Company, to the Company at its address set forth on Schedule 19, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Article 19 will be deemed given only when actually received.

(b)               Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.

(c)               This Agreement and the Notes have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable Law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in any other jurisdiction in respect hereof or thereof.

ARTICLE 20
Confidential Information.

Each of the Agents, the Purchasers and the holders of the Notes agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Article 20, to (i) any assignee of, or any prospective assignee of, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to any rating agency in connection with rating the Company or its Subsidiaries, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Article 20 or (y) becomes available to any Agent, any Purchaser, or any holder of a Note or any of their respective Affiliates on a non-confidential basis from a source other than the Company.

For purposes of this Article 20, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to any Agent, any Purchaser, or any holder of a Note on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Article 20 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agents, the Purchasers, and the holders of the Notes acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

ARTICLE 21
Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Article 7. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Article 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Article 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

ARTICLE 22
Miscellaneous.

Section 22.1.             Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, (i) subject to Section 10.4, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder, and (ii) the Purchasers and subsequent holders of the Notes may only assign or otherwise transfer any of their rights or obligations hereunder or under the Notes in accordance with Section 14.2, and any purported assignment or transfer in violation of the foregoing shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2.             No Waiver; Cumulative Remedies; Enforcement.

(a)              No failure by any Purchaser or holder of a Note or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Note Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Note Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

(b)              Notwithstanding anything to the contrary contained herein or in any other Note Document, the authority to enforce rights and remedies hereunder and under the other Note Documents against the Note Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 11.2 for the benefit of all the Purchasers or holders of Notes; provided, however, that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Note Documents, or (ii) any Purchaser or holder of a Note from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Note Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Note Documents, then (A) the Required Holders shall have the rights otherwise ascribed to the Agent pursuant to Section 11.2 and (B) in addition to the matters set forth in clauses (i) and (ii) of the preceding proviso and any Purchaser or holder of a Note may, with the consent of the Required Holders, enforce any rights and remedies available to it and as authorized by the Required Holders.

Section 22.3.             Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with IFRS. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with IFRS, and (ii) all financial statements shall be prepared in accordance with IFRS.

Section 22.4.             Severability. If any provision of this Agreement or the other Note Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Note Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5.             Construction, Etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or other modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Article 14, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) any reference to any Law or regulation herein shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time.

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, the word “through” means “to and including” and the word “within” means “from but excluding and to but including.” Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document

Section 22.6.             Rounding.  Unless otherwise specified, any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 22.7.             Times of day.  Unless otherwise specified, all references herein to times of day shall be references to Greenwich Mean Time or British Summer Time, as applicable.

Section 22.8.             Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Note Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of an original executed counterpart thereof.

Section 22.9.             Governing Law; Jurisdiction; Etc.

(a)               GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(b)               SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY NOTE OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER NOTE DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY PURCHASER OR HOLDER OF A NOTE MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AGAINST THE COMPANY OR ANY NOTE PARTY OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)               WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 22.9. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)               SERVICE OF PROCESS. The Company and each other Note Party hereby irrevocably designates, appoints and empowers C T Corporation, with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, United States of America, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal processes, summons, complaints, notices and documents which may be served in any action or proceeding arising out of or relating to this Agreement. Such service may be made by mailing or delivering a copy of such process to the applicable Note Party in care of the Process Agent at the Process Agent’s address. If for any reason the Process Agent shall cease to act as such for the Company, the Company hereby agrees to designate a new designee, appointee and agent in New York City, State of New York, United States on the same terms and for the purposes of this Section 22.9 reasonably satisfactory to the Required Holders. Notwithstanding the designation, appointment and empowerment of the Process Agent as herein set forth, each of the Company and each other Note Party irrevocably consents to service of process in the manner provided for notices in Article 19. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 22.10.           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.10.

Section 22.11.           Special Provisions Regarding Enforcement Under the Laws of Spain.

(a)               Agent Accounting. For the purposes of Article 572 of the Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil), the Agent, in its capacity as such (and on behalf of each Secured Party), shall open and maintain in its book a special credit account for each Secured Party. In each of such accounts the Agent shall debit the amounts owed by a Note Party to a Secured Party, including the interest, fees, expenses, default interest, additional costs and any other amounts that are payable by a Note Party pursuant to a Note Document. Likewise, all amounts received by the Agent from a Note Party pursuant to a Note Document shall be credited in that account, so that the sum of the balance of the credit account represents the amount owed by a Note Party to a Secured Party at any time.

(b)               Individual Account of Each Secured Party. In addition to the special unified account referred to in Section 22.11(a) above, each Secured Party shall open and maintain in its books a special credit account from which the interest, fees, expenses, default interest, additional costs and any other amounts that a Note Party owes to such Secured Party hereunder shall be debited and in which all amounts received by the Secured Party from any Note Party under the relevant Note Document shall be credited.

(c)               Determination of Balance Due Upon Enforcement Before Spanish Courts.

(i)            In the event of enforcement of a Note Document before the Spanish courts, the Agent (on behalf of the Secured Parties) shall settle the credit accounts referred to above in this Section 22.11. It is expressly agreed for purposes of enforceability via judicial or out-of-court methods pursuant to Spanish Law that the balance due from the accounts referred to in this Section 22.11 resulting from the certificate issued for such purpose by the Agent shall be deemed a liquid, due and payable amount enforceable against a Note Party, provided that it is evidenced in a notarial document that the settlement was made in the form agreed to by the parties in the enforceable instrument documenting this Agreement (título ejecutivo) and that the balance due matches with the balance that appears in the corresponding open account of the Secured Party in connection with the relevant Note Document.

(ii)           The Agent shall previously notify the relevant Note Party of the amount due as a result of the settlement.

(d)               Enforcement Before the Spanish Courts.

(i)            In the event that a Secured Party decides, for the purposes of the enforcement of a Note Document (that has been raised to the status of public document in Spain) before the Spanish courts, to commence the ordinary enforcement proceeding set forth in Articles 517 et seq., of the Spanish Law of Civil Procedure, the parties expressly agree for purposes of Article 571 et seq., of such Spanish Law of Civil Procedure that the settlement to determine the summarily enforceable debt be made by the Agent (on behalf of the corresponding Secured Party). Therefore, the following will be sufficient for the commencement of the summary proceedings: (a) the notarial deed (escritura de elevación a público) evidencing this Agreement (or the relevant Note Document that has been raised to the status of public document in Spain); (b) a certificate, issued by the Agent, of the debt for which the Note Party is liable, as well as the extract of the debit and credit entries and the entries corresponding to the application of interest that determines the actual balance for which enforcement is requested and the document providing evidence (documento fehaciente) that the settlement of the debt has been carried out in the form agreed to in this Agreement; and (c) a notarial document providing evidence of the prior notice to the Note Party of the amount due as a result of the settlement.

(ii)           The Note Party shall bear all Taxes, expenses and duties accruing or that are incurred by reason of the notarial instruments referred to in the previous paragraph.

(iii)          To the extent that the Laws of Spain do not contemplate the enforcement of Collateral by a collateral agent, security agent or other agent, references in this Agreement to the enforcement of any Collateral Document governed by the Laws of Spain by the Collateral Agent shall be deemed to refer to enforcement of such Collateral Document by the Secured Parties.

Section 22.12.           Judgment Currency.

(a)               Obligation to Pay in Euro. The Note Parties’ obligations under this Agreement or any of the other Note Documents to make payment in Euro (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt of the full amount of the Obligation Currency expressed to be payable under this Agreement or the other Note Documents. If, for the purpose of obtaining or enforcing judgment against any Note Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange at which the Agent could purchase Euro with such Judgment Currency in accordance with normal banking procedures in London, United Kingdom, with respect to Euro as of the day (or, if such day is not a Business Day, on the next succeeding Business Day) on which the judgment is given (such Business Day, the “Judgment Currency Conversion Date”).

(b)              Additional Amounts. If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due from a Note Party, such Note Party covenants, to the extent permitted by applicable Law, to pay, or cause to be paid, such additional amounts, if any (but, in any event, not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the applicable rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award against it at the rate of exchange prevailing on the Judgment Currency Conversion Date. If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due that results in the Company paying an amount in excess of that necessary to discharge or satisfy any judgment against it, the Secured Party receiving such excess shall transfer or cause to be transferred to the Company the amount of such excess (net of any Taxes and reasonable and customary costs incurred in connection therewith).

(c)               Determination of Amount. For purposes of determining the applicable currency equivalent or other rate of exchange under this Section 22.12, such amount shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 22.13.           No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Note Document), each Note Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(a) the arranging and other services regarding this Agreement provided by the Agents and the Purchasers or holders of the Notes are arm’s-length commercial transactions between the Note Parties and their respective Affiliates, on the one hand, and the Agents and the Purchasers or holders of a Note, on the other hand, (b) each Note Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (c) each Note Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Note Documents; (ii)(a) the Agents and the Purchasers or holders of the Notes each is and has been acting solely as a principal and, except as expressly agreed in writing by the Note Parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Note Parties or any of their respective Affiliates or any other Person and (b) neither any Agent, any Purchaser nor any holder of a Note has any obligation to the Note Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Note Documents; and (iii) the Agents, the Purchasers or holders of a Note and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Note Parties and their respective Affiliates, and neither any Agent, any Purchaser nor any holder of a Note has any obligation to disclose any of such interests to the Note Parties or any of their respective Affiliates. To the fullest extent permitted by Law, each Note Party hereby waives and releases any claims that it may have against the Agents, the Purchasers or holders of a Note with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 22.14.           Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it.

Section 22.15.           USA PATRIOT Act.  Each Secured Party that is subject to the USA PATRIOT Act (in the case of each Agent, for itself and not on behalf of any Purchaser or holder of a Note) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of each Note Party and other information that will allow such Purchaser or holder of a Note or such Agent, as applicable, to identify each Note Party in accordance with the USA PATRIOT Act. The Company shall, promptly following a request by any Agent or any Purchaser or holder of a Note, provide all documentation and other information that such Agent or such Purchaser or holder of a Note requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 22.16.           Australian Executor Trustees Limited.

(a)               Australian Executor Trustees Limited (ABN 84 007 869 794) (“Custodian”) is a party to this Agreement solely in its several capacities as custodian and bare trustee for Westbourne Credit Management Limited (“Trustee”) as trustee of each separate Fund. The rights and obligations of the Custodian under or in connection with this Agreement or any other Note Document are several in relation to each separate Fund and that Fund’s Participation. The liability of the Custodian under or in connection with this Agreement or any other Note Document is limited to the extent to which the Custodian is actually indemnified by the Trustee as trustee of the relevant Fund for that liability. This limitation does not apply to the extent that the Custodian’s right of indemnity against the Trustee as trustee of the relevant Fund is reduced because of the Custodian’s fraud, willful default or negligence.

(b)               In this Section 22.16, “Fund” means each of Q Infrastructure Yield Trust, Westbourne Mercer Yield Fund, Westbourne Mercer Yield Fund 2, Westbourne Yield Fund No. 4 and Westbourne Infrastructure Debt Fund 2; and “Participation” means, in relation to a Fund, the purchase and holding by the Custodian, as custodian and bare trustee for the Trustee as trustee of that Fund, of Notes.

Section 22.17.           FSS Trustee Corporation.  FSS Trustee Corporation (ABN 11 118 202 672) (“FSS”) is a party to this Agreement solely in its capacity as trustee of the First State Superannuation Scheme (“Scheme”).  The liability of FSS under or in connection with this Agreement or any other Note Document is limited to the extent to which FSS is actually indemnified out of the assets of the Scheme for that liability.  This limitation does not apply to the extent that FSS’ right of indemnity against the assets of the Scheme is reduced because of FSS’ fraud, wilful default or negligence. Only the custodian of the Scheme’s assets, State Street Australia Limited (or any replacement custodian confirmed in writing by State Street Australia Limited) (“SSAL”) may give payment instructions (including notice of any change to bank account details) to the Agent or any other party in relation to amounts owing to FSS. The consent of SSAL is also required for any assignment or transfer by FSS of any of its rights or obligations under the Note Documents.

Section 22.18.           Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Note Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)               the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE 23
Guaranty.

Section 23.1.             Guaranty.  Each Guarantor hereby, jointly and severally, absolutely and unconditionally guarantees, as a guaranty of payment and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Company to the Secured Parties, and whether arising hereunder or under any other Note Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and prima facie evidence for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Section 23.2.             Rights of Holders of the Notes.  Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agents and the holders of the Notes in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

Section 23.3.             Certain Waivers.  Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Company or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Company or any other Note Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Company or any other Note Party; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Company or any other Note Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by Law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of non-payment or non-performance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

Section 23.4.             Obligations Independent.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Company, any other Note Party or any other Person or entity is joined as a party.

Section 23.5.             Subrogation.  Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

Section 23.6.             Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Company or any other Note Party is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

Section 23.7.             Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Company or any other Note Party owing to such Guarantor, whether now existing or hereafter arising, including any obligation of the Company or any other Note Party to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Company or any other Note Party to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

Section 23.8.             Stay of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Company or any other Note Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Secured Parties.

Section 23.9.             Condition of Company.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Company, the other Note Parties and any other guarantor such information concerning the financial condition, business and operations of the Company, the other Note Parties and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Company, the other Note Parties or any other guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

Section 23.10.           Keepwell.  Each Note Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Note Documents, in each case, by any Specified Note Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Note Party with respect to such Swap Obligation as may be needed by such Specified Note Party from time to time to honor all of its obligations under this Guaranty and the other Note Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article 23 voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 23.10 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 23.10 to constitute, and this Section 23.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Note Party for all purposes of the Commodity Exchange Act.

Section 23.11.           Mexican Guarantors.  Each Mexican Guarantor incorporated under the Laws of Mexico hereby unconditionally and irrevocably waives any right to which it may be entitled (including the rights to excusión, orden, división and subrogación), to the extent applicable, under Articles 2813, 2814, 2815, 2816, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2824, 2826, 2827, 2828, 2830, 2835, 2836, 2837, 2838, 2839, 2840, 2842, 2844, 2846, 2847, 2848 and 2849 of the Federal Civil Code (Código Civil Federal) and the corresponding provisions of the Civil Codes of the States of Mexico and the Federal District of Mexico (or any successor provisions).

Section 23.12.           Spanish Guarantee Limitations.  The Guarantees and indemnities of each Spanish Guarantor under the Note Documents shall:

(a)               not extend to any obligation incurred by any Note Party as a result of such Note Party borrowing (or guaranteeing the borrowing of) funds (but only in respect of those funds) under the Note Documents for the purpose of:

(i)            acquiring quotas (participaciones sociales) representing the share capital of such Spanish Guarantor or shares (acciones) or quotas (participaciones sociales) representing the share capital of a company within its Relevant Group; or

(ii)           refinancing a previous debt for the acquisition of quotas (participaciones sociales) representing the share capital of such Spanish Guarantor or shares (acciones) or quotas (participaciones sociales) representing the share capital of a company within its Relevant Group; and

(b)              not be deemed undertaken or incurred by a Spanish Guarantor to the extent that the same would constitute unlawful financial assistance under Section 2 of Chapter VI of Title IV of the Spanish Companies Law, and, in that case, all provisions of this Agreement shall be construed accordingly in the sense that, in no case, can any Guarantee or security given by a Spanish Guarantor secure repayment of the abovementioned funds, provided that any Guarantee or security given by a Spanish Guarantor shall benefit such Spanish Guarantor, any of the companies within its Relevant Group or its Relevant Group as a whole.

For the purposes of this Section 23.12, a reference to the “Relevant Group” of a Spanish Guarantor shall mean such Spanish Guarantor and any other companies constituting a group as such term is defined under Article 42 of the Spanish Commercial Code (Código de Comercio).

The limitations set forth in this Section 23.12 shall apply mutatis mutandis to any security created by a Spanish Guarantor under the Collateral Documents and to any guarantee, indemnity, any similar obligation resulting in a payment obligation and payment including setoff pursuant to the Note Documents and made by any Spanish Guarantor.

 *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement among you, the Company, the Guarantors and the Agents.

Very truly yours,

ATLANTICA YIELD PLC

By	/s/ Santiago Seage
Name:	Santiago Seage
Title:	CEO

ABY CONCESSIONS INFRASTRUCTURES S.L.U.

By	/s/ Santiago Seage
Name:	Santiago Seage
Title:	President

ABY CONCESSIONS PERU S.A.

By	/s/ Santiago Seage
Name:	Santiago Seage
Title:	Manager

ASHUSA INC.

By	/s/ Santiago Seage
Name:	Santiago Seage
Title:	President

[Signature Page to the Note Issuance Facility Agreement]

ABY SOUTH AFRICA (PTY) LTD

By	/s/ Santiago Seage
Name:	Santiago Seage
Title:	Manager

ASUSHI INC.

By	/s/ Santiago Seage
Name:	Santiago Seage
Title:	President

ACT HOLDING, S.A. DE C.V.

By	/s/ Santiago Seage
Name:	Santiago Seage
Title:	Manager

[Signature Page to the Note Issuance Facility Agreement]

This Agreement is hereby
accepted and agreed to as
of the date hereof.

EXECUTED for
FSS TRUSTEE CORPORATION in its
capacity as trustee of the First State
Superannuation Scheme by its investment
manager and attorney, Westbourne Credit
Management Limited (ACN 131 843 144):

By:	/s/ Li-Yu Loh
Director

Name:	Li-Yu Loh

By:	/s/ Lynne Beale
~~Director~~/Secretary

Name:	Lynne Beale

[Signature Page to the Note Issuance Facility Agreement]

EXECUTED for
FUTURE FUND INVESTMENT COMPANY NO.
2 PTY LTD by its investment manager and attorney,
Westbourne Credit Management Limited
(ACN 131 843 144):

By:	/s/ Li-Yu Loh
Director

Name:	Li-Yu Loh

By:	/s/ Lynne Beale
~~Director~~/Secretary

Name:	Lynne Beale

[Signature Page to the Note Issuance Facility Agreement]

THE COMMON SEAL of
AUSTRALIAN EXECUTOR
TRUSTEES LIMITED
(ACN 007 869 794) as custodian for
Westbourne Credit Management Limited as
trustee of the Q INFRASTRUCTURE
YIELD TRUST was affixed in the
presence of:

/s/ Rose O’Rourke	/s/ Pina Spathis
Signature of authorized person	Signature of authorized person

Authorized Officer	Authorized Officer
Office held	Office held

Rose O’Rourke	Pina Spathis
Name of authorized person	Name of authorized person

[Signature Page to the Note Issuance Facility Agreement]

THE COMMON SEAL of
AUSTRALIAN EXECUTOR
TRUSTEES LIMITED
(ACN 007 869 794) as custodian for
Westbourne Credit Management Limited
as trustee of the WESTBOURNE
MERCER YIELD FUND was affixed in
the presence of:

/s/ Rose O’Rourke	/s/ Pina Spathis
Signature of authorized person	Signature of authorized person

Authorized Officer	Authorized Officer
Office held	Office held

Rose O’Rourke	Pina Spathis
Name of authorized person	Name of authorized person

[Signature Page to the Note Issuance Facility Agreement]

THE COMMON SEAL of
AUSTRALIAN EXECUTOR
TRUSTEES LIMITED
(ACN 007 869 794) as custodian for
Westbourne Credit Management
Limited as trustee of the
WESTBOURNE MERCER YIELD
FUND 2 was affixed in the presence of:

/s/ Rose O’Rourke	/s/ Pina Spathis
Signature of authorized person	Signature of authorized person

Authorized Officer	Authorized Officer
Office held	Office held

Rose O’Rourke	Pina Spathis
Name of authorized person	Name of authorized person

[Signature Page to the Note Issuance Facility Agreement]

THE COMMON SEAL of
AUSTRALIAN EXECUTOR
TRUSTEES LIMITED
(ACN 007 869 794) as custodian for
Westbourne Credit Management Limited
as trustee of the WESTBOURNE YIELD
FUND NO. 4 was affixed in the presence of:

/s/ Rose O’Rourke	/s/ Pina Spathis
Signature of authorized person	Signature of authorized person

Authorized Officer	Authorized Officer
Office held	Office held

Rose O’Rourke	Pina Spathis
Name of authorized person	Name of authorized person

[Signature Page to the Note Issuance Facility Agreement]

THE COMMON SEAL of
AUSTRALIAN EXECUTOR
TRUSTEES LIMITED
(ACN 007 869 794) as custodian for
Westbourne Credit Management Limited as
trustee of the WESTBOURNE
INFRASTRUCTURE DEBT FUND 2
was affixed in the presence of:

/s/ Rose O’Rourke	/s/ Pina Spathis
Signature of authorized person	Signature of authorized person

Authorized Officer	Authorized Officer
Office held	Office held

Rose O’Rourke	Pina Spathis
Name of authorized person	Name of authorized person

[Signature Page to the Note Issuance Facility Agreement]

EXECUTED by WESTBOURNE
INFRASTRUCTURE DEBT L.P. acting
through its General Partner, Westbourne
Infrastructure Debt GP Limited by:

/s/ Hugh Thompson	/s/ Glenn Mitchell

Hugh Thompson	Glenn Mitchell

Director	Director

[Signature Page to the Note Issuance Facility Agreement]

EXECUTED by WESTBOURNE
INFRASTRUCTURE DEBT 2 L.P.
acting through its General Partner,
Westbourne Infrastructure Debt GP
Limited by:

/s/ Hugh Thompson	/s/ Glenn Mitchell

Hugh Thompson	Glenn Mitchell

Director	Director

[Signature Page to the Note Issuance Facility Agreement]

This Agreement is hereby
accepted and agreed to as
of the date hereof.

THE AGENT

ELAVON FINANCIAL SERVICES DAC, UK BRANCH

By	/s/ Emma White	Emma White Authorized Signatory

By	/s/ Christopher Eastlake	Christopher Eastlake Authorized Signatory

[Signature Page to the Note Issuance Facility Agreement]

SCHEDULE A

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Abengoa” means Abengoa S.A., a company organized in Spain.

“ABY SEC Disclosure” means the Company’s annual reports on Form 20-F, together with the Company’s subsequent reports filed with or furnished to the SEC on Form 6-K according to the SEC rules.

“Acquisition” means the acquisition in the ordinary course of business and from time to time of assets or business entities primarily engaged in the line of business conducted by the Company and its Subsidiaries as of the date hereof.

“Acquisition Indebtedness” means Indebtedness of the Company or of a Permitted SPV (other than any Permitted Refinancing Indebtedness or Permitted Working Capital Facility) provided that (a) any guarantor of any such Indebtedness is a Guarantor, (b) the relevant Note Party (or Subsidiary thereof) uses or commits in writing to use the proceeds thereof within 12 months after receipt thereof to consummate an Acquisition and (c) the principal amount of such Indebtedness, when combined with any other Acquisition Indebtedness incurred in the twelve months prior to such incurrence does not exceed an amount equal to 50% of CAFD during the twelve months prior to such incurrence.

“ACT Waiver” means the waiver to be executed and delivered by the agent bank on behalf of the lenders under the ACT credit agreement and indenture substantially in the form of Exhibit H, or as otherwise agreed between the Required Holders and the Company.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agent” means Elavon Financial Services DAC, UK Branch, a designated activity company registered in Ireland, in its capacity as agent for the Purchasers and holders of the Notes under any of the Note Documents, or any successor or permitted assignee thereof in the capacity of agent for the Purchasers and holders of the Notes.

“Agent Fee Letter” means the letter agreement, dated the date hereof, among the Company and the Agent.

“Agent’s Office” means the Agent’s office address and, as appropriate, account as set forth in Schedule 19 or such other address or account as the Agent may from time to time notify to the Company and the holders of a Note.

“Agents” means, collectively, the Agent and the Collateral Agent.

“Agreement” means this Note Issuance Facility Agreement, including all Schedules attached to this Agreement.

“Amendment to Intercreditor Agreement” means the amendment to Intercreditor Agreement substantially in the form of Exhibit I.

 “Applicable Accounting Principles” means, (a) with respect to the Company or any consolidated accounts, and to any audited or unaudited financial information required to be delivered hereunder, IFRS, and (b) with respect to any other Person, the generally accepted accounting principles in the jurisdiction of organization of such Person as in effect from time to time and applied on a consistent basis.

“Applicable Rate” is defined in Section 1.2(a).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS, and (b) in respect of any sale and leaseback transaction of such Person, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS if such lease or other agreement or instrument were accounted for as a Capitalized Lease Obligation.

“Audited Financial Statements” means, with respect to any fiscal year of the Company and its Subsidiaries, the audited consolidated balance sheet of the Company and its Subsidiaries for such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Average Life” means, as of any date of determination, with respect to any Indebtedness, the quotient obtained by dividing: (a) the sum of the products of the number of years (rounding to the nearest one-twelfth of one year) from the date of determination to the dates of each remaining scheduled principal payment (including the payment at final maturity) of such Indebtedness multiplied by the amount of such payment, by (b) the sum of all such payments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Levy” means any amount payable by the Agent, any Purchaser or a holder of the Notes or any of their respective Affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the United Kingdom bank levy as set out in the Finance Act 2011, the French taxe bancaire de risque systémique as set out in Article 235 ter ZE of the French Code Général des Impôts, the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out in Article 235 ter ZE bis of the French Code Général des Impôts, the German bank levy as set out in the German Restructuring Fund Act 2010 (as amended), the Dutch Bank Levy as set out in the Dutch Bank Levy Act (Wet bankenbelasting) and any tax in any jurisdiction levied on a similar basis or for a similar purpose or any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation n°806/2014 of July 15, 2014).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, London, England, New York City, United States, Madrid, Spain or the jurisdiction where the Agent’s Office is located; provided that and, if such day relates to any Eurodollar Rate Loan, “Business Day” means any such day that is also a London Banking Day.

“CAFD” means, for any Measurement Period and without duplication, Distributed Cash received by the Company from its Subsidiaries minus all cash expenses of the Company (other than Debt Service Obligations and transaction costs), in each case during such Measurement Period.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however denominated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, but excluding any Convertible Debt Securities.

“Capitalized Lease Obligation” means, with respect to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with IFRS; provided that any obligations of the Company or any other Note Party either existing on the First Purchase Date or created prior to any recharacterization (a) that were not included on the consolidated balance sheet of the Company as capital lease obligations and (b) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes under the Note Documents (including the calculation of CAFD) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Cash Equivalents” means:

(a)          direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union, the United States, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credits of the relevant member state of the European Union or the United States, Switzerland or Canada, as the case may be, and which are not callable or redeemable at the Company’s option;

(b)          overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of twelve (12) months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the Laws of a member state of the European Union or of the United States or any state thereof, Switzerland or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency;

(c)          repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)          commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(e)          money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition.

“Change in Tax Law” is defined in Section 8.4(d).

“Change of Control” means the occurrence of any of the following, in each case, without the consent of all of the holders of the Notes:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), including Abengoa acquiring or controlling:

(i)           more than 50% of the Voting Rights; or

(ii)          the Company’s right to appoint and/or remove all or the majority of the members of the Company’s board of directors or other governing body, in each case whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of Voting Rights, contract or otherwise; or

(b)          the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially of the assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties and the Hedge Banks.

“Collateral Agent” means the collateral agent appointed under the Intercreditor Agreement, or any successor collateral agent.

“Collateral Documents” means, collectively, each Pledge Agreement, each supplemental pledge agreement, Guarantor Accession Agreement or other similar agreement delivered to the Collateral Agent pursuant to Section 9.12, the Intercreditor Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and the Hedge Banks.

“Commitment” shall mean, as to each Purchaser, the sum of the Series 1 Commitments, Series 2 Commitments and Series 3 Commitments, as applicable, for such Purchaser.

“Commitment Fee” is defined in Section 5.2.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” is defined in the first paragraph of this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit J.

“Consolidated Total Assets” means, as of any date of determination, the total consolidated assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with IFRS, as shown on the financial statements most recently delivered pursuant to Section 9.1(a) or Section 9.1(b).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Debt Securities” means any debt securities or similar instruments convertible into Capital Stock.

“Credit Facility” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Credit Facility Documents” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Creditor/Creditor Representative Accession Agreement” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Creditors” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Debt Service Coverage Ratio” means, as of any date of determination, the ratio of: (a) the aggregate amount of the CAFD for the most recent Measurement Period for which financial statements are in existence; to (b) the aggregate amount of Debt Service Obligations of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries), without duplication, for the most recent Measurement Period for which financial statements are in existence. For purposes of this definition, (i) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate, (ii) in the event that the Company or any of its Subsidiaries incurs, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Debt Service Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Debt Service Coverage Ratio is made (the “DSCR Calculation Date”), then the Debt Service Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, redemption, repayment, retirement or extinguishment of Indebtedness; provided that for purposes of making the computation referred to above, Investments, Acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with IFRS) that have been made by the Company or any of its Subsidiaries during the Measurement Period or subsequent to such Measurement Period and on or prior to or simultaneously with the DSCR Calculation Date shall be calculated giving Pro Forma Effect to all such Investments, Acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in CAFD resulting therefrom); provided, further that if since the beginning of such period any Person that subsequently became a Subsidiary of the Company or was merged with or into the Company or any of its Subsidiaries since the beginning of such period shall have made any Investment, Acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Debt Service Coverage Ratio shall be calculated giving Pro Forma Effect thereto for such period, (iii) whenever Pro Forma Effect is to be given to an Investment, Acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from the Acquisition which is being given Pro Forma Effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six (6) months following any such Acquisition, including the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the board of directors of the Company on any closing) of any facility, as applicable, provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial officer and another Responsible Officer which states (A) the amount of such adjustment or adjustments, (B) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officer’s Certificate at the time of such execution and (C) that any related incurrence of Indebtedness is permitted pursuant to this Agreement, and (iv) if any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the DSCR Calculation Date had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness).

“Debt Service Obligations” means, for any Measurement Period, the sum of all amounts payable by the Company and its Subsidiaries (other than Non-Recourse Subsidiaries), without duplication, in respect of principal and Interest Expense on Indebtedness for Borrowed Money during such Measurement Period.

“Debtor Relief Laws” means the Bankruptcy Code, the Insolvency Act of 1986 of the United Kingdom, the Insolvency Rules of 1986 of the United Kingdom, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, the United Kingdom or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” is defined in Section 8.3(e).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Applicable Rate plus 1.00% per annum.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is, or whose government is, the subject or target of any Sanctions, including, as of the date hereof, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distributed Cash” means cash and Cash Equivalents distributed by the Non-Recourse Subsidiaries, directly or indirectly, to the Company in respect of the Equity Interests of the Non-Recourse Subsidiaries owned, directly or indirectly, by the Company (other than (x) dividends or other distributions that are funded, directly or indirectly, with substantially concurrent cash Investments, or cash Investments that were not intended to be used by a Non-Recourse Subsidiary for capital expenditures or for operational purposes, by the Company or any of its Subsidiaries in a Non-Recourse Subsidiary and (y) withholding Taxes and amounts subject to, or reasonably expected to be subject to repatriation requirements) consisting of: (a) dividends; (b) capital redemptions; (c) subordinated Indebtedness interest or principal repayments; and (d) the proceeds of any loan or note to the Company from a Subsidiary of the Company; provided that, (i) to the extent permitted by Non-Recourse Indebtedness arrangements to which such Subsidiary is a party, the payment obligation of the Company under such loan or note is subordinated to the prior payment in full of the Notes and (ii) any repayment of such loan or note prior to the Maturity Date is immediately succeeded by (A) entering into a substantially similar arrangement for an equal or greater amount; (B) payment of a dividend in an equal or greater amount than such loan or note by the lender or purchaser, as the case may be, to the Company or a Guarantor; or (C) redemption of capital stock of the lender or purchaser and remittance of the proceeds of such redemption in an equal or greater amount as such loan or note; provided, further, that cash distributions pursuant to clauses (a) through (d) above shall only be included in Distributed Cash to the extent that (1) such cash is generated from the operations of a Non-Recourse Subsidiary in the ordinary course of its business and (2) the distribution of such cash is permitted by the Contractual Obligations governing the Non-Recourse Indebtedness of the applicable Non-Recourse Subsidiary.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Purchaser, an Affiliate of a Purchaser or any Person (including a partnership, trust or company) other than a natural person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and whose investment manager, investment adviser, trustee or general partner (as applicable) is Westbourne Credit Management Limited or a subsidiary of Westbourne Credit Management Limited, and any subsidiaries thereof. Any custodian or nominee for such a Purchaser, Affiliate or Person is also an Eligible Assignee.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources, such as wetland, flora and fauna.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. For the purposes of this definition, “capital stock” shall include all common stock, preferred stock and other equity-like interests (including trust and usufruct rights) howsoever described.

“Equity Pledgor” means the Company and any other Subsidiary of the Company (other than a Non-Recourse Subsidiary) holding Equity Interests, either directly or indirectly, in any Guarantor from time to time; provided that in no event shall an individual holding nominal shares (without special or additional rights to those granted to other holders of Equity Interests or preferential rights in such Guarantor) be an Equity Pledgor.

“Equity Offering” means any sale or offering for cash by the Company of capital stock of the Company.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Event of Default” is defined in Article 11.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excess Net Cash Proceeds” has the meaning specified in Section 8.3.

“Existing Rating” means B1 or higher by Moody’s and B+ or higher by S&P, or in case both Moody’s and S&P cease to provide such rating, as applicable, for reasons outside the control of the Company, B+ or higher by Fitch (or, if Moody’s, S&P and Fitch cease to provide such rating, as applicable, for reasons outside of the control of the Company, the equivalent credit rating from any other Rating Agency).

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any (i) treaty, Law or regulation of any other jurisdiction, or (ii) intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Fee Letter” means the letter agreement, dated the date hereof, among the Company, the  Agent and Westbourne Credit Management Limited.

“Financial Covenants” means the financial covenants set forth in Section 10.11.

“Financial Model” means the financial model of the Company delivered to the Purchasers on or around September 21, 2016.

“First Closing” is defined in Section 3(a).

“First Purchase Date” is defined in Section 3(b).

“Fitch” means Fitch Ratings Ltd. and its successors.

“Funds Flow Memo” has the meaning specified in the Amendment to Intercreditor Agreement.

“FSMA” means the Financial Services and Markets Act 2000 of the United Kingdom.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Governmental Authority” means the government of the United States, the United Kingdom or any other jurisdiction, or of any political subdivision thereof, whether provincial, state or local, and any agency, authority, department, instrumentality, ministry, regulatory body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation or undertaking, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof, to protect such obligee against loss in respect thereof in whole or in part, or to maintain working or equity capital of the primary obligee or otherwise maintain the net worth or solvency of such obligee or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Accession Agreement” means a guarantee accession agreement, substantially in the form of Exhibit K, delivered pursuant to Section 9.12.

“Guarantors” means, collectively, (a) ABY Concessions Infrastructures S.L.U., ABY Concessions Peru, S.A., ASHUSA Inc., ABY South Africa (Pty) LTD, ASUSHI Inc. and ACT Holding, S.A. de C.V., (b) each other direct or indirect Subsidiary of the Company that shall be required to execute and deliver a guaranty or Guarantor Accession Agreement pursuant to Section 9.12 and (c) with respect to the payment and performance by each Specified Note Party of its obligations under its Guaranty with respect to all Swap Obligations, the Company.

“Guaranty” means, collectively, the Guaranty made by the Guarantors under Article 23 in favor of the Secured Parties, together with each other guaranty and Guarantor Accession Agreement delivered pursuant to Section 9.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Banks” means a Hedge Counterparty as defined in the Intercreditor Agreement.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1, provided, however, that if such Person is a nominee, then for the purposes of Section 8.2 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“HSBC” means HSBC Bank plc, its Affiliates and their successors.

“HSBC CTC” means HSBC Corporate Trustee Company (UK) Limited.

“IFRS” means international financial reporting standards and interpretations of such standards adopted by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Immaterial Subsidiary” shall mean any Subsidiary of the Company or any Guarantor (other than a Non-Recourse Subsidiary) that, as of the last day of the fiscal quarter of the Company most recently ended, (a) (i) did not have assets with a value in excess of 2.5% of the Consolidated Total Assets of the Company and (ii) did not have revenues representing in excess of 2.5% of total Distributed Cash received by the Company as of such date, (b) when taken together with all other Immaterial Subsidiaries as of such date, (i) did not have assets with a value in excess of 5% of the Consolidated Total Assets of the Company and (ii) did not have revenues representing in excess of 5% of total Distributed Cash received by the Company as of such date, (c) is not liable, directly or indirectly, for any Indebtedness of any other Person (including any Affiliates) and (d) the assets of which (if any) are free from any Liens. Each Immaterial Subsidiary as of the First Purchase Date shall be set forth in part (e) of Schedule 6.13.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise, contingently or otherwise, become liable, directly or indirectly, for or with respect to, or to extend the maturity of, or become responsible for, the payment of such Indebtedness; provided, however, that neither (a) the accrual of interest, (b) the accretion of original issue discount nor (c) an increase in the outstanding amount of Indebtedness caused solely by fluctuations in the exchange rates of currencies shall be considered an incurrence of Indebtedness. The terms “incurrence” and “incurring” have corresponding meanings.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with IFRS:

(a)          Indebtedness for Borrowed Money;

(b)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts that are (i) payable in the ordinary course of business and (ii) not overdue by more than thirty (30) days);

(c)          net obligations of such Person under any Swap Contract (determined by reference to the Swap Termination Value thereof);

(d)          all Attributable Indebtedness in respect of Capitalized Lease Obligations and sale and leaseback transactions of such Person; and

(e)          all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indebtedness for Borrowed Money” means, as to any Person at a particular time, without duplication, all indebtedness accounted for as indebtedness for borrowed money in accordance with IFRS, including

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; and

(b)          the principal component of obligations of such Person in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indenture” means the Indenture governing the Senior Notes dated as of November 17, 2014, by and among the Company, the Guarantors from time to time party thereto, and the other Persons named therein, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Information” is defined in Article 20.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of April 24, 2015, by and among the Company, the Guarantors from time to time party thereto, the other Secured Parties and other Persons from time to time party thereto, as amended, restated or supplemented from time to time.

“Interest Expense” means, with respect to the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) for any period, without duplication, the sum of: (a) consolidated interest expense of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) for such period (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees or bankers acceptances, (iii) the interest component of Capitalized Lease Obligations and in respect of sale and leaseback transactions, (iv) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Contracts (including Secured Hedge Agreements), and (v) any tax gross-up, Eurodollar reserves and other additional amounts and excluding (1) annual agency fees paid to the administrative agents and collateral agents under any credit facilities, (2) costs associated with obtaining Swap Contracts (including Secured Hedge Agreements) and breakage costs in respect of Swap Contracts (including Secured Hedge Agreements), (3) penalties and interest relating to Taxes, (4) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (5) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (6) any expensing of bridge, commitment and other financing fees and any other fees related to any acquisitions after the First Purchase Date, (7) commissions, discounts, yield and other fees and charges (including any interest expense) related to any securitization facility and (8) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty); plus (b) consolidated capitalized interest of the Company and its Subsidiaries (other than Non-Recourse Subsidiaries) for such period, whether paid or accrued. For purposes of this definition, interest in respect of sale and leaseback transactions shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such sale and leaseback transaction in accordance with IFRS.

“Interest Payment Date” means the last Business Day of each Interest Period.

“Interest Period” means:

(i)
initially (x) in relation to the Notes purchased on the First Purchase Date, the period commencing on the First Purchase Date and ending on, but excluding, the last Business Day of the fiscal quarter of the Company then in effect and (y) in relation to the Notes purchased on the Second Purchase Date, the period commencing on the Second Purchase Date until the date that corresponds to the ending date of the then currently applicable Interest Period for the Notes purchased on the First Purchase Date; and

(ii)	thereafter, each period commencing on the last day of the preceding Interest Period and ending on the last Business Day of the immediately succeeding fiscal quarter of the Company;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)
if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b)	any Interest Period that would otherwise extend beyond the applicable Maturity Date shall end on the applicable Maturity Date; and

(c)
any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade” means, with respect to (a) the Notes, (b) if the Notes have not been rated by any Rating Agency, the Senior Secured Credit Facility (or any credit facility that refinances or replaces the Senior Secured Credit Facility on a pari passu basis) or (c) if the Notes have not been rated by any Rating Agency and the Senior Secured Credit Facility is no longer outstanding and has not been refinanced or replaced on a pari passu basis by another credit facility, the Company, that one of the following two are satisfied: (i) the Notes, the Senior Secured Credit Facility or the Company, as applicable, is rated Baa3 or better by Moody’s or (ii) the Notes, the Senior Secured Credit Facility or the Company, as applicable, is rated BBB- or better by S&P or (iii) if both Moody’s and S&P cease to provide such rating, as applicable, for reasons outside the control of the Company, the Notes, the Senior Secured Credit Facility or the Company, as applicable, is rated BBB- or better by Fitch or, if Moody’s, S&P and Fitch cease to rate the Notes, the Senior Secured Credit Facility or the Company, as applicable, for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other Rating Agency.

“Judgment Currency” has the meaning specified in Section 22.12.

“Judgment Currency Conversion Date” has the meaning specified in Section 22.12.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof; and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legal Reservations” means:

(a)          the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by Laws relating to insolvency, reorganization and other Laws generally affecting the rights of creditors;

(b)          the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a Person against non-payment of United Kingdom stamp duty may be void and defenses of setoff or counterclaim; and

(c)          similar principles, rights and defenses under the Laws of any relevant jurisdiction.

“Leverage Ratio” means, as of any date of determination, without duplication, the ratio of (a) Indebtedness of the Company and its Subsidiaries, (other than Non-Recourse Subsidiaries), as of such date to (b) CAFD for the most recently completed Measurement Period. For purposes of this definition, (i) in the event that the Company or any of its Subsidiaries incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Leverage Ratio is made (the “Leverage Ratio Calculation Date”), then the Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred at the beginning of the applicable four-quarter period; provided that for purposes of making the computation referred to above, Investments, Acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with IFRS) that have been made by the Company or any of its Subsidiaries during the Measurement Period or subsequent to such Measurement Period and on or prior to or simultaneously with the Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, Acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in CAFD resulting therefrom) had occurred on the first day of the Measurement Period; provided further that if since the beginning of such period any Person that subsequently became a Subsidiary of the Company or was merged with or into the Company or any of its Subsidiaries since the beginning of such period shall have made any Investment, Acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, Acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable Measurement Period, (ii) whenever pro forma effect is to be given to an Investment, Acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the Acquisition which is being given pro forma effect that has been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six (6) months following any such Acquisition, including the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the board of directors of the Company on any closing) of any facility, as applicable, provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial officer and another Responsible Officer which states (A) the amount of such adjustment or adjustments, (B) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officer’s Certificate at the time of such execution and (C) that any related incurrence of Indebtedness is permitted pursuant to this Agreement, and (iii) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Leverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness); provided that for purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in clause (i) of this definition.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Limitation Acts” means the Limitation Act 1980 of the United Kingdom and the Foreign Limitation Periods Act 1984 of the United Kingdom and any analogous limitation statutes of any other applicable jurisdiction.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Make-Whole Amount” is defined in Section 8.8.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon or with respect to: (a) the operations, business, properties or financial condition of the Company and its Subsidiaries, taken as a whole; (b) the rights and remedies of any Agent, any Purchaser or any holder of a Note under any Note Document, or of the ability of any Note Party to perform its obligations under any Note Document to which it is a party; (c) the legality, validity, binding effect or enforceability against any Note Party of any Note Document to which it is a party; or (d) the validity or priority of the security interests purported to be granted to any of the Secured Parties under the Collateral Documents.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $50,000,000 or more in any year or in the aggregate, or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person; provided that any instrument or agreement evidencing or creating a Lien to secure Non-Recourse Indebtedness shall not constitute a Material Contract.

“Material Non-Recourse Subsidiary” means any Non-Recourse Subsidiary (with respect to Section 11.1(e), Section 11.1(f) and Section 11.1(g), individually or together with any other Non-Recourse Subsidiary in respect of which an Event of Default of the type set forth in such Sections has occurred and is continuing) that made Restricted Payments, directly or indirectly through a Guarantor or otherwise, to the Company in an amount equal to or greater than 20% of the Distributed Cash during the most recently completed Measurement Period.

“Maturity Date” means (a) for the Series 1 Notes, December 31, 2022; (b) for the Series 2 Notes, December 31, 2023; and (c) for the Series 3 Notes, June 30, 2024.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Company or, if fewer than four consecutive fiscal quarters of the Company have been completed as of such date of determination, the fiscal quarters of the Company that have been completed by such date and (y) on the basis of the annual budget to be delivered pursuant to Section 9.1(c), the four fiscal quarters of the Company beginning on such date of determination; provided that, for purposes of determining an amount of any item included in the calculation of a Financial Covenant for the fiscal quarter ended September 30, 2016, such amount for the Measurement Period then ended shall equal such item for the three fiscal quarters then ended multiplied by 4/3.

“Mexican Amendment to Pledge Agreement” means the amendment to pledge agreement substantially in the form of Exhibit L.

“Mexican Guarantor” means each Guarantor organized under Mexican law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)          with respect to any Disposition by any Note Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Note Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Note Party in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated Taxes pursuant to subclause (C) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds.

(b)          with respect to the incurrence or issuance of any Indebtedness by any Note Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Note Party in connection therewith.

“Net Debt Proceeds” means an amount equal to (a) any cash proceeds received in connection with Indebtedness (other than any Permitted Refinancing Indebtedness or Permitted Working Capital Facility) incurred pursuant to Section 10.2(a)(xi), minus (b) any reasonable costs, fees and expenses incurred by the Company in connection with the incurrence of such Indebtedness.

“Net Equity Proceeds” means, with respect to any Equity Offering, an amount equal to (a) any cash proceeds received by the Company in connection with any Specified Equity Contributions, minus (b) reasonable costs, fees and expenses incurred by the Company in connection with the consummation of such Equity Offering.

“Non-Recourse Indebtedness” means any Indebtedness of a Non-Recourse Subsidiary or its holding company if, and so long as, such Indebtedness meets the requirements of clause (a)(i), (a)(ii) or (b) below:

(a)          (i) Such Indebtedness is incurred solely to pay the purchase price of any property to be owned by such Non-Recourse Subsidiary and is secured solely by a Lien in such property or such Indebtedness is incurred solely for the purpose of financing or refinancing the acquisition, construction or improvement by such Non-Recourse Subsidiary of any such property to be subject to the relevant Lien or Liens existing or created at the time of acquisition, construction or improvement, in each case, to the extent that the instruments governing such Indebtedness provide that the lender(s) thereof have no recourse (whether direct or indirect) against the Company and its other Subsidiaries for the payment of such Indebtedness other than (A) in respect of the property securing such Indebtedness (with customary exceptions, including recourse for fraud, waste, misapplication of insurance or condemnation proceeds, environmental liabilities (solely to the extent caused by such non-recourse Person) and completion guarantees and undertakings) and (B) Liens on the Equity Interests of such Subsidiary pursuant to a Non-Recourse Indebtedness Pledge Agreement; or

(ii)          (A) The sole obligor of such Indebtedness is a corporation or other entity (a “Specified Entity”) formed solely for the purpose of owning (or owning and operating) property which is (or may be) subject to one or more Liens of the type described in paragraph (a)(i) above, (B) such Specified Entity owns no other material property, and (C) the collateral provided by the Company and its Subsidiaries with respect to such Indebtedness (if any) consists solely of property owned directly by such Specified Entity and/or the Equity Interests of such Specified Entity.

(b)          Any: (i) liabilities and other obligations arising under or resulting from completion or performance guarantees, completion undertakings, cost overrun support, base and contingent or other equity funding commitments (whether in the form of capital contributions or loans or other extensions of credit) or support in respect of debt service and other reserves, in each case provided by any holder of Equity Interests in a Non-Recourse Subsidiary for the benefit of any Non-Recourse Subsidiary in connection with any Indebtedness of a Non-Recourse Subsidiary, (ii) agreements by any holder of Equity Interests in a Non-Recourse Subsidiary to provide corporate, management, marketing, administrative, technical, services related to shared facilities, marketing, engineering, procurement, construction, operation and/or maintenance services to any Non-Recourse Subsidiary on an arm’s length basis (and any liability or other obligations of such holding company of such Non-Recourse Subsidiary under such agreement), or (iii) any agreement to reimburse or otherwise compensate any Person in respect of any liability or obligation referenced in (i) and (ii).

“Non-Recourse Indebtedness Pledge Agreement” means any share, debt or cash collateral pledge agreement (or other types of agreements or instruments with similar effect) entered into by a Note Party for the sole purpose of pledging the Equity Interests of, or debt issued by, a Non-Recourse Subsidiary as collateral security in support of Non-Recourse Indebtedness, or pledging cash as collateral security to secure Non-Recourse Indebtedness (other than Non-Recourse Indebtedness meeting the requirements of clause (a) of the definition thereof).

“Non-Recourse Subsidiary” means (a) any Subsidiary of Company that (i) (A) is the owner, lessor and/or operator of one or more Projects, (B) the lessee or borrower in respect of Non-Recourse Indebtedness financing one or more Projects, and/or (C) develops or constructs one or more Projects, (ii) has no Subsidiaries and owns no material assets other than those assets or Subsidiaries necessary for the ownership, leasing, development, construction or operation of such Projects and (iii) has no Indebtedness other than intercompany Indebtedness (to the extent expressly permitted under Section 10.2) and Non-Recourse Indebtedness and (b) any Subsidiary of the Company (i) that directly or indirectly owns all or a portion of the Equity Interests in one or more Persons, each of which meets the qualifications set forth in clause (a) above, (ii) that has no Subsidiaries other than Subsidiaries which meet the qualifications set forth in clause (a) or clause (b)(i) above, (iii) that owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of Projects, (iv) whose Equity Interests are not pledged or otherwise subject to any Lien, other than pursuant to a pledge or other Lien existing on the First Purchase Date (and then for Indebtedness that has been repaid), and (v) that has no Indebtedness other than unsecured intercompany Indebtedness (to the extent expressly permitted under Section 10.2 and Non-Recourse Indebtedness).

“Note Documents” mean, collectively, (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) the Agent Fee Letter, (e) the Collateral Documents, (f) the Intercreditor Agreement and (g) any other document that the Company and the Agent define as such.

“Note Parties” means, collectively, the Company and each Guarantor.

“Notes” is defined in Article 1.

“Obligation Currency” has the meaning specified in Section 22.12.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Note Party arising under any Note Document or otherwise with respect to any Note, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Note Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, provided, that in respect of a Spanish Guarantor, the term “Obligations” shall not include any obligation or liability to the extent that securing those obligations or liabilities would cause a breach of the financial assistance limitations provided in articles 143.2 and 150 of the Spanish Capital Companies Act (“Ley de Sociedades de Capital”).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by a Responsible Officer of such Person.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outside Date” means April 30, 2017.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Note after giving effect to any prepayments of Notes occurring on such date.

“Parallel Debt” has the meaning specified in Section 12.11.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Refinancing Indebtedness” means any Indebtedness that is used on the date of its incurrence to Refinance Tranche A under the Senior Secured Credit Facility, the Notes or the Senior Notes.

“Permitted SPV” means a direct, wholly owned Subsidiary of the Company that is not a Guarantor, that does not hold any material assets and that is organized under the laws of England and Wales, Luxembourg, Spain, Ireland or another jurisdiction, provided that it was incorporated following a reasonable period of consultation with the Agent (acting upon the instruction of the Required Holders) and that such jurisdiction provides for substantially similar insolvency and creditor rights systems in terms of efficiency, transparency and reliable methods for recovering debt and enforcement of security interests to any of the foregoing, as reasonably determined in good faith by the Company.

“Permitted Working Capital Facility” means Indebtedness in an aggregate principal amount at any time outstanding not to exceed €25,000,000 of the Company or any Subsidiary that is a Guarantor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, consortium, partnership, Governmental Authority or other entity.

“Peruvian Amendment to Pledge Agreement” means the amendment to pledge agreement substantially in the form of Exhibit M.

 “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means the pledge agreements executed by the Equity Pledgors in favor of the Secured Parties in respect of all Equity Interests in ABY Concessions Infrastructures S.L.U., ABY Concessions Peru, S.A., ASHUSA Inc., ABY South Africa (Pty) LTD, ASUSHI Inc. and ACT Holding, S.A. de C.V., together with each pledge agreement delivered pursuant to Section 9.12.

“Pledged Debt” means the Indebtedness subject to, and with respect to which a Lien is purported to be created under, each Pledge Agreement.

“Prepayment Triggering Event” means, with respect to any voluntary prepayment of the Notes, at the time notice of such prepayment is delivered (x) the Senior Secured Credit Facility, the Notes or the Company is rated Investment Grade by any Rating Agency and (y) no Default or Event of Default shall have occurred and be continuing.

“Process Agent” means any Person appointed as agent by the Company, or any other Person to receive on behalf of itself and its property services of copies of summons and complaint or any other process which may be served in connection with any action or proceeding before any court arising out of or relating to this Agreement or any of the other Note Documents that is governed by the laws of the State of New York, to which it is a party, including CT Corporation.

“Pro Forma Effect” means with respect to any event or circumstance (including any: (a) Disposition, (b) adverse litigation, (c) incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or (d) Investment, Acquisition, merger, amalgamation, consolidation and discontinued operation), the effect of such event or circumstance as if such had occurred on the first day of the Measurement Period in which such event or circumstance occurred.

“Prohibited Person” means any Person (a) listed on, or owned or controlled by a Person listed on, the Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identification List and the List of Foreign Sanctions Evaders maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, or a Person acting on behalf of such a Person, (b) located or resident in or organized under the Laws of a Designated Jurisdiction, or is owned or controlled by, or acting on behalf of a Person located in or organized under the Laws of, a Designated Jurisdiction, or (c) who otherwise is, or is owned or controlled by a Person who is, currently a subject or target of any Sanctions.

“Project” means property or other assets consisting of renewable energy, conventional power, electric transmission and water installation projects, in each case regardless of whether commercial or residential in nature.

“Purchase Dates” means the First Purchase Date and the Second Purchase Date.

“Purchase Request” means a written request signed by the Company substantially in the form of Exhibit N, which shall be given by hand delivery, telecopy or e-mail in portable document format (.pdf) (in case of telecopy or e-mail, with confirmation of transmission) and shall specify (i) the proposed Purchase Date, which shall be a Business Day (ii) the aggregate principal amount of the Notes of the applicable Series to be purchased and (iii) the account or accounts of the Company into which the proceeds from the sale of the Notes should be paid.

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 22.1), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 22.1 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement and the other Note Documents upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“Qualified ECP Guarantor” shall mean, at any time, each Note Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating Agency” means any of S&P, Moody’s or, if both Moody’s and S&P cease to provide the relevant rating, for reasons outside of the control of the Company, Fitch or, if any of the foregoing is not in existence, another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company with the consent of the Required Holders, not to be unreasonably withheld, as a replacement agency.

“Refinance” means, in respect of any Indebtedness, to refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; provided, further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Note Parties or the Purchasers or holders of a Note than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate; and provided, still further, that the terms “Refinances”, “Refinanced” and “Refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Regulation” has the meaning specified in Section 6.1.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the administrators, managers, partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Holders” means at any time (i) prior to the First Purchase Date, the Purchasers and (ii) on or after the First Purchase Date, the holders of more than 50.0% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller, director, general counsel or manager of a Note Party and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.1(a)(v), in the case of a Note Party incorporated under the laws of England and Wales, a director and, in the case of any other Note Party, the secretary or any assistant secretary of a Note Party. Any document delivered hereunder that is signed by a Responsible Officer of a Note Party shall be prima facie presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Note Party and such Responsible Officer shall be prima facie presumed to have acted on behalf of such Note Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment or (b) any payment made to service intercompany Indebtedness incurred by an Affiliate of the Company that is not a Note Party.

“Rolling Period” means, with respect to any fiscal year of the Company, such fiscal year and the two immediately preceding fiscal years considered as a single accounting period.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctions” means any trade, economic or financial sanctions Laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.

“Sanctions Authorities” means:

(a)          the United States government;

(b)          the United Nations;

(c)          the European Union;

(d)          the United Kingdom; or

(e)          the respective Governmental Authorities of any of the foregoing, including OFAC, the United Nations Security Council, the United States Department of State and Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Closing” is defined in Section 3(a).

“Second Purchase Date” is defined in Section 3(d).

“Second Purchase Maximum Amount” means €0.00.

“Second Purchase Outside Date” is defined in Section 3(d).

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Secured Hedge Agreement” means any interest rate of foreign exchange Swap Contract permitted under Article 10 that is entered into by and between the Company and any Hedge Bank and which is secured by the Collateral.

“Secured Obligations” means the Obligations.

“Secured Parties” means, collectively, the Agents, the Purchasers, the holders of the Notes, each co-agent or sub-agent appointed by any Agent from time to time pursuant to Article 12 or the Intercreditor Agreement, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Senior Notes” means the 7.000% senior notes due 2019 issued pursuant to the Indenture, dated as of November 17, 2014, among the Company, as issuer, and The Bank of New York Mellon, as trustee, outstanding as of the date hereof in the amount of $255,000,000.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company (in her capacity as such).

“Senior Secured Credit Facility” means the senior secured credit facility incurred pursuant to the Senior Secured Credit Facility Agreement.

“Senior Secured Credit Facility Agreement” means that certain credit and guaranty agreement dated as of December 3, 2014 between, among others, the Company, as borrower, the guarantors from time to time party thereto, HSBC Bank plc, as administrative agent, HSBC CTC, as collateral agent and the lenders party thereto, as amended, supplemented or otherwise modified from time to time.

“Series 1 Commitment” shall mean, as to each Purchaser, the obligation of such Purchaser to purchase Series 1 Notes, expressed as an amount representing the principal amount of Series 1 Notes to be purchased by such Purchaser hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Purchaser pursuant to Section 22.1. The amount of each Purchaser’s Commitment is set forth in the Purchaser Schedule, or in the assignment and acceptance agreement pursuant to which such Purchaser shall have assumed its Series 1 Commitment, as applicable.

“Series 2 Commitment” shall mean, as to each Purchaser, the obligation of such Purchaser to purchase Series 2 Notes, expressed as an amount representing the principal amount of Series 2 Notes to be purchased by such Purchaser hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Purchaser pursuant to Section 22.1. The amount of each Purchaser’s Commitment is set forth in the Purchaser Schedule, or in the assignment and acceptance agreement pursuant to which such Purchaser shall have assumed its Series 2 Commitment, as applicable.

“Series 3 Commitment” shall mean, as to each Purchaser, the obligation of such Purchaser to purchase Series 3 Notes, expressed as an amount representing the principal amount of Series 3 Notes to be purchased by such Purchaser hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Purchaser pursuant to Section 22.1. The amount of each Purchaser’s Commitment is set forth in the Purchaser Schedule, or in the assignment and acceptance agreement pursuant to which such Purchaser shall have assumed its Series 3 Commitment, as applicable.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (f) in the case of a Person which is a company incorporated under the laws of England and Wales, that Person is not deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 of the United Kingdom (as amended from time to time). The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“South Africa Confirmation” means the confirmation substantially in the form of Exhibit O.

“South African Exchange Control Approval” means the written approval of the Financial Surveillance Department of the South African Reserve Bank.

“Spanish Extension Pledge Agreement” means the extension and reaffirmation to be executed by the Company, as pledgor, ABY Concessions Infrastructures S.L.U., and HSBC CTC, as collateral agent, substantially in the form of Exhibit P with respect to the first ranking deed of pledge over shares, dated December 12, 2014, as amended on April 24, 2015, as further amended on June 26, 2015.

“Spanish Guarantor” shall mean each Guarantor that is organized under Spanish law.

“Specified Equity Contribution” is defined in Section 11.2.

“Specified Non-Recourse Subsidiary Indebtedness” means any Indebtedness incurred by any Non-Recourse Subsidiary pursuant to Section 10.2(b)(i) that is not applied within twelve (12) months following the incurrence thereof to (x) Refinance any Indebtedness of such Non- Recourse Subsidiary or any other Non-Recourse Subsidiary or (y) invest in Projects.

“Specified Note Party” means any Note Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 23.10).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially-owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Substitute Purchaser” is defined in Article 21.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a holder of Notes or any Affiliate of any such holder).

“Tax” means any tax (whether income, documentary, sales, stamp, stamp duty reserve, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Taxing Jurisdiction” is defined in Section 13(a).

“Threshold Amount” means:

(a)          with respect to any Note Party and any Subsidiary thereof (other than any Non-Recourse Subsidiary), $75,000,000; and

(b)          with respect to any Non-Recourse Subsidiary, $100,000,000.

“Tranche B Pay-Off Letter” means the pay-off letter in respect of the Tranche B Loans (as such term is defined under the Senior Secured Credit Facility Agreement), substantially in the form of Exhibit Q.

“UCC” means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Upfront Fee” is defined in Section 5.1.

“UK Insolvency Proceeding” means any moratorium of any indebtedness is declared, the making of any petition or application, or the making of any order, for the appointment of any administrator, receiver, administrative receiver, provisional liquidator, special manager or liquidator or the giving of any notice of any intention to appoint an administrator in accordance with the requirements of Schedule B1 of the Insolvency Act 1986 or the passing of any resolution for the appointment of any administrator or liquidator or the commencement of a scheme of arrangement under part 26 or part 27 of the Companies Act 2006 or any voluntary arrangement provided that the making of any winding up petition which is frivolous and vexatious and is discharged, stayed or dismissed within 14 days of commencement shall not constitute a UK Insolvency Proceeding.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“US Amendment to Pledge Agreement” means the amendment to pledge agreement substantially in the form of Exhibit R.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“VAT” means:

(a)          any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)          any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Voting Rights” means the right generally to vote at a general meeting of shareholders of the Company (irrespective of whether or not, at the time, stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SCHEDULE 1

FORM OF SENIOR SECURED FLOATING RATE NOTE

ATLANTICA YIELD PLC

SERIES [1][2][3] SENIOR SECURED FLOATING RATE NOTE DUE [2022] [2023] [2024]

No. [_____]	[Date]
€[_______]	PPN[______________]

FOR VALUE RECEIVED, the undersigned, ATLANTICA YIELD PLC (herein called the “Company”), a public limited company incorporated and existing under the laws of England and Wales with registration number 08818211, hereby promises to pay to [          ], or registered assigns, the principal sum of [          ] EURO (or so much thereof as shall not have been prepaid) on [            ], [2022] [2023] [2024] (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate per annum reset on each Interest Period equal to the Applicable Rate, from the date hereof, payable in cash quarterly, in arrears, on each Interest Payment Date, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment or any Make-Whole Amount or premium, at the Default Rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand). Notwithstanding the foregoing, (i) any payment of interest that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day and (ii) any payment of principal (including principal due on the Maturity Date) or Make-Whole Amount or premium that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

All percentages resulting from any of the calculations made by the Agent will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point being rounded upwards. The determination of the Applicable Rate and the Interest Amount by the Agent shall, in the absence of willful default, bad faith or manifest error, be final and binding on all parties. In no event will the rate of interest on the Notes be higher than the maximum rate permitted by applicable law, provided, however, that the Agent shall not be responsible for verifying that the rate of interest on the Notes is permitted under any applicable law.

This Note is one of a series of Notes (herein called the “Notes”) issued pursuant to the Note Issuance Facility Agreement, dated [          ], 2017 (as from time to time amended, the “Note Issuance Facility Agreement”), between the Company, the Purchasers named therein and the Guarantors party thereto and is entitled to the benefits thereof. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Issuance Facility Agreement.

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This Note is a registered Note and, as provided in the Note Issuance Facility Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for the principal amount equal to the unpaid principal amount (as evidenced in the Note register maintained by the Company on the date that such new Note is executed and delivered by the Company) of this Note will be issued to, and registered in the name of, the transferee; provided that, to the extent a transferor retains an interest in the principal amount represented by this Note, a new Note for such retained principal amount (as evidenced in the Note register maintained by the Company on the date that such new Note is executed and delivered by the Company) will be issued to, and registered in the name of, such transferor. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional and mandatory prepayments, in whole or from time to time in part, at the times and on the terms specified in the Note Issuance Facility Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Issuance Facility Agreement and any other Note Document.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

THIS NOTE AND ANY BENEFICIAL INTEREST HEREIN HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS UNLESS (A) THE TRANSFER IS REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) THE TRANSFER QUALIFIES FOR AN EXEMPTION FROM REGISTRATION AFFORDED BY THE SECURITIES ACT (INCLUDING OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OF REGULATION S) AND APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES. THIS LEGEND MAY BE REMOVED SOLELY IN THE DISCRETION AND AT THE DIRECTION OF ATLANTICA YIELD PLC.

2

EACH PERSON ACQUIRING AN OWNERSHIP OR BENEFICIAL INTEREST IN THIS NOTES SHALL BE DEEMED TO HAVE MADE WITH ATLANTICA YIELD PLC, THE PURCHASERS (AS DEFINED BELOW) AND THE OTHER HOLDERS OF THE NOTES, THE ACKNOWLEDGEMENTS AND REPRESENTATIONS SET FORTH IN SECTION 7.1 OF THE NOTE ISSUANCE FACILITY AGREEMENT, DATED [●], 2017, BY AND AMONG ATLANTICA YIELD PLC, THE GUARANTORS PARTY THERETO, THE PURCHASERS PARTY THERETO (THE “PURCHASERS”), AND THE ENTITY ACTING AS AGENT THEREUNDER. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

ATLANTICA YIELD PLC

By
Name:
Title:

3